EXHIBIT 10.21

LEASE AGREEMENT

BETWEEN

TRANSAMERICA REALTY INVESTMENT PROPERTIES, LLC,
A DELAWARE LIMITED LIABILITY COMPANY,

AS LANDLORD

AND

PLUMTREE SOFTWARE, INC.,

A DELAWARE CORPORATION, QUALIFIED TO DO BUSINESS IN CALIFORNIA AS
DELAWARE PLUMTREE SOFTWARE, INC.

AS TENANT

505 SANSOME STREET,

SAN FRANCISCO, CALIFORNIA

OCTOBER 22, 2004

THE DELIVERY OF THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO LEASE, OR A RESERVATION OF, OR OPTION FOR, THE PREMISES DESCRIBED HEREIN.

THIS DOCUMENT SHALL BECOME EFFECTIVE AND BINDING ONLY UPON LANDLORD’S EXECUTION AND DELIVERY HEREOF.

NO ACT, OMISSION OR STATEMENT OF ANY EMPLOYEE OR AGENT OF LANDLORD OR OF LANDLORD’S BROKER SHALL ALTER, CHANGE OR MODIFY THE FOREGOING.

TABLE OF CONTENTS

1.	PREMISES		1
	1.1	Lease of Premises	1
	1.2	Description of Premises	1
2.	TERM		1
	2.1	Term	1
	2.2	Tenant Right of Early Termination	2
3.	RENT		2
	3.1	Payments of Base Rent and Expense Increases	2
	3.2	Lockbox Procedures; Acceptance of Rent	2
	3.3	Base Rent Abatement	3
4.	EXPENSES		3
	4.1	Definitions	3
	4.2	Operating Expenses	3
	4.3	Exclusions	4
	4.4	Insurance Expenses	5
	4.5	Utility Expenses	5
	4.6	Tax Expenses	5
	4.7	Payment of Expenses	6
	4.8	Gross Up; Other Adjustments	6
	4.9	Personal Property Taxes	7
5.	SECURITY DEPOSIT		7
6.	USE OF PREMISES		8
	6.1	Permitted Use	8
	6.2	Asbestos-Containing Materials Notification	8
	6.3	Compliance with Rules and Laws	8
	6.4	Required Alterations; Violations of Law	9
7.	UTILITIES AND SERVICES		9
	7.1	Provided by Landlord	9
	7.2	Excess Use	9
	7.3	Interruption of Utilities	10
8.	ACCESS CONTROL; PROJECT SAFETY		10
	8.1	Access Control and Other Landlord Rights	10
	8.2	Tenant’s Obligation to Cooperate	11
	8.3	Tenant’s Security System	11
9.	ALTERATIONS AND ADDITIONS		11
	9.1	No Alterations Without Consent	11
	9.2	Pre-Construction Requirements	12
	9.3	Construction; Contractors	12
	9.4	Plan Review; Construction Monitoring	12
	9.5	Liens and Notices	12
10.	TELECOMMUNICATIONS SERVICES AND EQUIPMENT		13
	10.1	Consent Required	13
	10.2	Communications Pathways	13
	10.3	Installation and Use	13
	10.4	Landlord not Obligated	14
11.	SURRENDER		14
12.	MAINTENANCE AND REPAIRS		15
13.	ASSIGNMENT AND SUBLETTING		15
	13.1	Definitions	15
	13.2	No Transfer Without Consent; Standards	16
	13.3	Conditions to Consideration of Request to Transfer	16
	13.4	Effect of Consent	17
	13.5	Recapture Rights	17

	13.6	Transfer Premium	17
	13.7	Right to Collect Rent Directly	17
	13.8	Reasonableness of Restrictions	18
14.	RISK ALLOCATION AND INSURANCE		18
	14.1	Definitions	18
	14.2	Risk Allocation Intent	18
	14.3	Landlord’s Insurance	19
	14.4	Tenant’s Insurance	19
	14.5	Policy Requirements	20
	14.6	Evidence of Coverage	20
	14.7	Releases; Waivers of Subrogation	21
15.	INDEMNIFICATION; CONSEQUENTIAL DAMAGES		21
16.	DAMAGE AND DESTRUCTION		21
	16.1	Definitions	21
	16.2	Notices of Casualty Damage and Repair Periods	22
	16.3	Landlord’s Option To Terminate or Repair	22
	16.4	Tenant’s Option To Terminate	23
	16.5	Rent Abatement Due to Casualty	23
	16.6	General Repair and Restoration Obligations	23
17.	CONDEMNATION		24
	17.1	Termination as to Portion Taken	24
	17.2	Partial Taking of Premises	24
	17.3	Partial Taking of Project	25
	17.4	Allocation of Compensation	25
18.	SIGNS		25
19.	RIGHTS OF LANDLORD		25
	19.1	Inspection	25
	19.2	Landlord Rights	26
	19.3	Control of Project	26
	19.4	Trademark Protection	26
20.	ESTOPPEL CERTIFICATES		27
21.	FINANCIAL STATEMENTS		27
22.	QUIET ENJOYMENT; MORTGAGEE PROTECTION		27
	22.1	Covenant of Quiet Enjoyment	27
	22.2	Subordination and Attornment	27
	22.3	Requested Modifications; Cure Rights	28
23.	TENANT’S DEFAULT		28
	23.1	Failure to Pay Rent	28
	23.2	General Non-Monetary Defaults	28
	23.3	Special Non-Monetary Defaults	28
	23.4	Abandonment	29
	23.5	Assignment for Creditors; Bankruptcy	29
	23.6	Chronic Delinquency	29
24.	LANDLORD’S REMEDIES		29
	24.1	Termination	29
	24.2	Mitigation of Damages	30
	24.3	Continuation of Lease	30
	24.4	Cumulative Remedies	30
	24.5	No Surrender	30
	24.6	No Counterclaims; Waiver of Redemption	31
25.	LANDLORD’S RIGHT TO PERFORM		31
26.	LIABILITY OF LANDLORD		31
	26.1	Landlord’s Default	31
	26.2	Limitation of Liability	31
	26.3	Effect of Conveyance	32

27.	LANDLORD’S LIEN		32
28.	HOLDING OVER		32
29.	HAZARDOUS MATERIALS		33
	29.1	Definitions	33
	29.2	Use of Hazardous Materials	33
	29.3	Obligation to Remediate	33
	29.4	Inspection Rights; Condition on Surrender	33
	29.5	Indemnification; Survival	33
30.	RELOCATION		34
31.	PARKING RIGHTS		34
32.	MISCELLANEOUS PROVISIONS		34
	32.1	Attorney Fees	34
	32.2	Entire Agreement	35
	32.3	Joint And Several Liability	35
	32.4	Notices	35
	32.5	Waiver	35
	32.6	No Third party Beneficiaries; Relationship	35
	32.7	Time	35
	32.8	Late Charges	36
	32.9	Interest	36
	32.10	Brokers	36
	32.11	Governing Law	36
	32.12	Interpretation	37
	32.13	Representations and Warranties of Tenant	37
	32.14	Jury Trial Waiver	37
	32.15	Recordation	38
	32.16	Severability	38
	32.17	Force Majeure	38
	32.18	Non-Disclosure	38
	32.19	Acceptance; Counterparts	38

LIST OF EXHIBITS

A	FLOOR PLAN
B	INTENTIONALLY OMITTED
C	INTENTIONALLY OMITTED
D	RULES AND REGULATIONS
E	FORM OF ESTOPPEL CERTIFICATE
F	ASBESTOS DISCLOSURE NOTICE

INDEX OF DEFINED TERMS

Abandonment	29
Abatement	Summary
ACM	33
Additional Rent	2
Alterations	11
Base Building Improvements	21
Base Building Systems	15
Base Operating Expenses	3
Base Rent	Summary
Base Tax Expenses	3
Base Year	Summary
Brokers	Summary
Building	Summary
Casualty	21
Casualty Damage	21
Collection Agent	2
Commencement Date	i
Common Areas	1
Communications Pathways	13
Comparison Year	3
Condemnation	24
Condemnor	24
Cosmetic Alterations	11
Default	28
Early Termination Date	2
Earthquake Damage	5
Eligibility Period	10
Environmental Laws	33
Event of Default	28
Expense Category	3
Expense Increases	6
Expense Payment	6
Expenses	3
Expiration Date	Summary
Floor Plan	Summary
Force Majeure Delay	38
GAAP	16
Governmental Authority	9
Hazardous Material	33
Holidays	9
HVAC	9
Insurance Expenses	5
Insured Casualty	21
Interest Rate	36
Interruption	10
Land	Summary
Landlord	Summary
Landlord Deductible Amounts	5
Landlord Insured Casualty	21
Landlord Parties	31
Landlord Protected Parties	18
Landlord’s Notice Address	Summary
Laws	8
Lease	1
Lease Date	Summary
Loss of Service	10
Memorandum	38
Normal Hours	9
Notice	35
Notice of Termination	2
Operating Expenses	3
Park Area	1
Parking Facilities	1
Permitted Capital Expenses	4
Permitted Transfer	15
Permitted Use	Summary
Premises	Summary
Premises Improvements	22
Premises Rentable Area	Summary
Premises Systems	15
Prepaid Rent	Summary
Project	Summary
Project Improvements	22
Proposition 8 Reduction	5
Reconciliation Statement	6
Rent	2
Repair Period	22
Repair Period Notice	22

Requirements	8
Review Period	16
RSF	Summary
Rules	8
Security Deposit	Summary
SNDA	28
State	36
Successor Landlord	27
Summary	1
Superior Interest Holder	27
Superior Interests	27
Superior Lease	27
Superior Mortgage	27
Systems	15
Tax Expenses	5
Telecommunications Equipment	13
Telecommunications Providers	13
Telecommunications Services	13
Temporary Taking	25
Tenant	Summary
Tenant Insured Casualty	21
Tenant Protected Parties	18
Tenant’s Excess Restoration Proceeds	24
Tenant’s Notice Address	Summary
Tenant’s Security System	11
Tenant’s Share	Summary
Tenant’s Termination Notice	23
Term	Summary
Transfer	15
Transfer Premium	17
Transferee	15
Utilities	5
Utility Expenses	5
Utility Service Provider	9
Wiring	13

ii

LEASE SUMMARY

Lease Date:	October 22, 2004

Landlord:	Transamerica Realty Investment Properties, LLC, a Delaware limited liability company

Landlord’s Notice Address	Landlord’s Notice Address is:
and Address for Payment of Rent:	Transamerica Realty Investment Properties, LLC c/o Property Management Office 600 Montgomery Street 4th Floor San Francisco, CA 94111 Attention: General Manager

with a copy to:

AEGON USA Realty Advisors, Inc. 4333 Edgewood Road NE Cedar Rapids, IA 52499-5555 Attention: General Counsel

Tenant:	Plumtree Software, Inc., a Delaware corporation, qualified to do business in California as Delaware Plumtree Software, Inc.

Tenant’s Notice Address:	Plumtree Software, Inc., 500 Sansome Street Suite 100 San Francisco, California 94111

Premises:	Suite 1100 of the Building, containing approximately 9,570 rentable square feet (“RSF”) (the “Premises Rentable Area”), in the area designated by cross-hatching on the floor plan attached hereto as Exhibit A (the “Floor Plan”), and excluding any shaded areas on the Floor Plan

Building:	The building in which the Premises are located, having an address of 505 Sansome Street, San Francisco, California

Project:	The parcel or parcels of real property (the “Land”) and the improvements thereon comprising the development of which the Building is a part

Tenant’s Share:	5.3%, subject to the provisions of Section 4.8

Term:	Approximately Twenty-Five (25) months, subject to the provisions of Article 2

Commencement Date:	October 22, 2004

Expiration Date:	October 31, 2006, subject to the provisions of Article 2

Base Rent:	Months	Monthly Base Rent
	1 – Expiration Date	$22,330.00

Abatement:	Subject to the provisions of Section 3.3, Base Rent shall be abated for the period from the Commencement Date through and including October 31, 2004, for a per diem Base Rent abatement of $720.32 per day (the “Abatement”).

Prepaid Base Rent:	$22,330.00 to be applied as provided in Section 3.1

Base Year:	Calendar year 2004

Security Deposit:	$22,330.00

Permitted Use:	General office use, consistent with a Class A office building

Brokers:	Landlord’s Broker: Lowe Enterprises Real Estate Group Tenant’s Broker: Jones Lang LaSalle Americas, Inc.

i

LEASE AGREEMENT

This LEASE AGREEMENT is made and entered into by and between Landlord and Tenant as of the Lease Date. Terms which are not defined in the body of this Lease shall have the meanings set forth in the preceding Lease Summary (the “Summary”). The Summary, this Lease Agreement, and all Exhibits attached hereto, are and shall be construed as a single instrument, and are collectively referred to herein as the “Lease.” If there is any conflict between the Lease Agreement and the Summary or any Exhibits hereto, the provisions of the Lease Agreement shall control except to the extent otherwise expressly provided in any Exhibit.

1. PREMISES

1.1 Lease of Premises

Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the Term and upon the terms and subject to the conditions of this Lease. Tenant shall have the non-exclusive right during the Term, in common with all other persons permitted use thereof by Landlord, to use the Common Areas (as hereinafter defined), except that with respect to the Parking Facilities Tenant shall have only those rights, if any, set forth in Article 31. The term “Common Areas” means all areas and facilities outside the Premises and within the exterior boundary line of the Project that are, from time to time, provided and designated by Landlord for the non-exclusive use of Landlord, Tenant, other tenants of the Project and their respective employees, guests and invitees. The term “Parking Facilities” means the parking facilities made available by Landlord for use by tenants of and visitors to the Project. Tenant acknowledges that each lawful use made by Tenant, its employees and invitees, of the park area and facilities immediately adjacent to the Building (the “Park Area”) is pursuant to permission granted by the owner of the Park Area and under a license from such owner which may be revoked at any time or from time to time without notice; that neither the Park Area nor the right to its use is a part of the Premises, the Building or Building facilities or is otherwise covered by this Lease; and that Landlord has made no representations to Tenant with respect to the use, maintenance or continued existence of the Park Area.

1.2 Description of Premises

The dimensions and general location of the Premises are depicted on the Space Plan and the Floor Plan, respectively. Tenant acknowledges that it is leasing the Premises in “as-is, where is” condition, without any obligation on the part of Landlord to make or pay for any improvements therein. Tenant’s initial occupancy of the Premises shall constitute Tenant’s acknowledgment that the Premises are in good and tenantable order. No representation or warranty, express or implied, has been made by Landlord or any Landlord Party with respect to any matter whatsoever, including the condition of the Premises or the Project, the suitability of the Premises or the Project for Tenant’s particular use, or any other conditions which may affect Tenant’s use and enjoyment of the Premises or Project. No rights to any view or to light or air over the Project or any other property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. All statements of rentable or usable square footage set forth in this Lease, or that may have been used in calculating any of the economic terms hereof, are approximations which Landlord and Tenant agree are reasonable; and, except as expressly set forth in Section 4.8, such square footages are deemed final and binding, and no economic terms based thereon shall be subject to revision whether or not any actual square footage is more or less. The parties acknowledge that the general expressions “rentable square feet” and “rentable square footage” have the same meaning as the defined term Rentable Area; and “usable square feet” and “usable square footage” have the same meaning as the defined term Usable Area.

2. TERM

2.1 Term

The Term shall commence on the Commencement Date, and, unless sooner terminated in accordance with the provisions of this Lease, shall expire on the Expiration Date. Landlord shall tender possession of the Premises to Tenant on the Commencement Date, and Tenant shall accept delivery of the Premises on such date, which acceptance shall constitute agreement by Tenant that the Premises are in the condition required by this Lease. If the Premises are available for occupancy prior to the Commencement Date, Landlord will endeavor to give written notice of such availability, and upon written request of Tenant, Landlord will grant Tenant the right to enter the Premises after the full execution and delivery of this Lease and prior to the scheduled Commencement Date, for the limited purpose of installing furniture and equipment (including Telecommunications Equipment) and otherwise preparing the Premises for the conduct of Tenant’s business therein. Any such entry prior to the Commencement Date shall be on all of the terms and conditions of this Lease (including, without limitation, the terms of Sections 14 and 15) other than the payment of Base Rent; provided, however, if Landlord determines that Tenant has commenced the conduct of business in the Premises prior to the Commencement Date, the Commencement Date shall be automatically accelerated and amended to be the date determined by Landlord as the date Tenant commenced the conduct of business in the Premises. This Lease shall not be void or voidable, no obligation of Tenant shall be affected, and Landlord shall have no liability to Tenant for any Claims arising out of or resulting from any failure of Landlord to tender possession of the Premises to Tenant on or before the Commencement Date.

2.2 Tenant Right of Early Termination

Notwithstanding anything to the contrary in Section 2.1 above, provided no uncured Default shall then be in effect under this Lease either (i) as of the date of Tenant’s delivery of a Notice of Termination, or (ii) as of the Early Termination Date, Tenant shall have the right to terminate this Lease effective as of October 31, 2005 (the “Early Termination Date ”), by written notice given to Landlord of Tenant’s election to terminate this Lease (a “Notice of Termination”), which Notice of Termination, in order to be timely and effective, shall be given, if at all, no later than July 1, 2005. Should Tenant elect to terminate this Lease as herein provided, Tenant shall, concurrently with, and as a condition to the effectiveness of Tenant’s Notice of Termination, pay to Landlord an amount equal to the aggregate of (A) one month’s Base Rent under this Lease, and (B) the unamortized portion of any leasing commissions payable by Landlord in connection with this Lease (amortization to be on a straight line basis). The foregoing termination right is personal to the named Tenant under this Lease and shall be deemed revoked and of no further force and effect following any Transfer (other than a Permitted Transfer under Section 13.1 of this Lease).

3. RENT

3.1 Payments of Base Rent and Expense Increases

Tenant shall pay the Prepaid Base Rent concurrently with Tenant’s execution of this Lease. If the Commencement Date is not the first day of a month, then a portion of the Prepaid Base Rent shall be allocated to such partial month (based on the number of days from the Commencement Date through the expiration of such partial month), and the balance of the Prepaid Base Rent shall be applied to Base Rent due in the following month. All monthly installments of Base Rent and Tenant’s Share of estimated Expense Increases shall be payable to Landlord in advance, on or before the first day of each calendar month of the Term, without any invoice, Notice or other demand therefor, and without any abatement, deduction, credit or offset whatsoever. Any Rent which is not received by Landlord by the date due shall be deemed to be late, and any Rent which is not received by Landlord within five (5) days following the date due shall be subject to late charges and interest as provided in Sections 32.8 and 32.9, respectively. Notwithstanding the foregoing, no late charge shall be assessed on late payments of Rent provided Tenant delivers such late Rent payment to Landlord within 48 hours following Notice to Tenant that such Rent is due and unpaid; however, if Landlord has already provided Tenant with any such notice either (a) once in the immediately preceding twelve (12) month period; or (b) at least three (3) times during the preceding portion of the entire Term, Landlord may thereafter impose late charges for any subsequent late payment of Rent without first providing any such Notice to Tenant. All sums of money required to be paid by Tenant to Landlord under this Lease are deemed to be obligations in the nature of rent whether or not such obligations are expressly so designated, and are collectively referred to herein as “Rent.” All Rent other than Base Rent is sometimes referred to herein as “Additional Rent.” Except for Base Rent and Expense Increases (which are payable as described above), and late charges and interest (which are payable as described in Sections 32.8 and 32.9), all Rent is due and payable within ten (10) days following Landlord’s invoice therefor. All Rent shall be paid by check in lawful money of the United States of America to Landlord (or to any other Person designated by Landlord in a Notice to Tenant) at Landlord’s Address for Payment of Rent. No payment shall be made in cash. Tenant shall not pay any Rent more than one (1) month in advance without the prior written consent of Landlord and any Superior Interest Holder of which Tenant has notice and whose consent to such payment is required. Tenant shall pay Landlord, as Additional Rent, in addition to any interest and late charges payable by Tenant, the sum of One Hundred Dollars ($100.00) for each check that is returned to Landlord for non-sufficient funds or which is otherwise dishonored. If any check of Tenant’s is dishonored, any or all subsequent payments of Rent shall, at Landlord’s option, be made by certified check or other form of guaranteed payment acceptable to Landlord.

3.2 Lockbox Procedures; Acceptance of Rent

From time to time during the Term, Landlord may designate a lockbox collection agent or any other agent (each such agent, during the period of its agency, a “Collection Agent”) to collect Rent. For purposes of determining whether any payment of Rent is late, whether any late charge or interest is payable, or whether any Event of

Default with respect to the payment of Rent has occurred, any payment of Rent to Landlord’s Collection Agent shall be deemed to have been made as of the date the Collection Agent receives such payment, provided the payment is not dishonored for any reason. If such payment is dishonored for any reason, such payment shall not be deemed to have been made until the date Landlord receives such payment in good funds. Tenant waives any right to specify the items against which any Rent paid is to be credited, and Landlord may apply such payments to any Rent due or past due under the Lease. No writing on any check, or statement in any letter or other document accompanying any payment of Rent from Tenant, and no acceptance by Landlord or any Collection Agent of less than the full amount of Rent owing, shall effect any accord and satisfaction. Any such partial payment shall be treated as a payment on account. and Landlord or such Collection Agent may accept such payment without prejudice to Landlord’s right to recover any balance due or to pursue any other remedy permitted by this Lease. Accordingly, Tenant hereby waives the provisions of California Uniform Commercial Code §3311 (and any similar Law which would permit an accord and satisfaction contrary to the provisions of this Section 3.2). No payment, receipt or acceptance of Rent following (a) any Event of Default; (b) the commencement of any action against Tenant; (c) termination of this Lease or the entry of judgment against Tenant for possession of the Premises; or (d) the exercise of any other remedy by Landlord, shall cure the Event of Default, reinstate the Lease, grant any relief from forfeiture, continue or extend the Term, or otherwise affect Landlord’s right to or exercise of any remedy, including Landlord’s right to terminate the Lease and recover possession of the Premises. Tenant acknowledges and agrees that the foregoing constitutes actual notice to Tenant, and Tenant’s waiver of any benefit, of the provisions of California Code of Civil Procedure §§1161.1(b) and (c). In order to give effect to the foregoing provisions, Landlord may return to Tenant, at any time within fifteen (15) days after receiving same (or, if Landlord uses a Collection Agent, at any time within fifteen (15) days following the Collection Agent’s written notice to Landlord that such payment has been received by the Collection Agent), any payment of Rent (x) made following any Event of Default (irrespective of whether Landlord has commenced the exercise of any remedy), or (y) which is less than the amount due. Each such returned payment (whether made by returning Tenant’s actual check, or by issuing a refund in the event Tenant’s check was deposited) shall be conclusively presumed not to have been received or approved by Landlord.

3.3 Base Rent Abatement

Tenant acknowledges that the Abatement is being granted to Tenant in consideration of the timely and faithful performance by Tenant of all the terms and conditions of the Lease throughout the entire Term. Therefore, Tenant agrees that upon the occurrence of an Event of Default, (a) all portions of the Abatement credited to Tenant prior to the Event of Default shall become due and payable to Landlord upon demand; and (b) from and after the Event of Default, the Base Rent shall be payable by Tenant as if no Abatement had been contemplated in this Lease. No such recapture by Landlord of the Abatement shall constitute a waiver of any Default of Tenant or any election of remedies by Landlord.

4. EXPENSES

4.1 Definitions

“Comparison Year” means each calendar year after the Base Year; provided, however, that Landlord, upon Notice to Tenant, may from time to time change the Comparison Year to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Operating Expenses and Tax Expenses shall be equitably adjusted for the Comparison Years involved in any such change. Subject to the terms of Section 4.8, “Base Operating Expenses” means the amount of Operating Expenses paid or incurred by Landlord in the Base Year, and “Base Tax Expenses” means the amount of Tax Expenses paid or incurred by Landlord in the Base Year. The term “Expenses” is sometimes used in this Lease to refer to Operating Expenses and Tax Expenses generally, each of which is referred to herein as an “Expense Category.”

4.2 Operating Expenses

“Operating Expenses” means, except to the extent excluded under Section 4.3, all amounts paid or incurred by or on behalf of Landlord in connection with the ownership, operation, maintenance, management, repair, security, replacement or restoration of the Project or any part thereof (including city sidewalks), and all fixtures and personal property used in conjunction therewith. Without limiting the generality of the foregoing, Operating Expenses include Insurance Expenses, Utility Expenses, and any and all costs of the following: (a) operating, repairing and maintaining the Building, including parts and labor, the cost of maintenance and service contracts in connection therewith, and normal repair and replacement of worn-out equipment, facilities and installations, but excluding the replacement of Base Building Systems (except to the extent otherwise included in Permitted Capital Expenses); (b) sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Project; (c) licenses, certificates, permits and inspections; (d) costs of contesting any governmental enactments, compliance with which would reasonably be expected to increase Expenses, (e) implementation and operation of any transportation system management program for the purpose of complying with applicable Laws; (f) detention or retention ponds; (g) landscaping and irrigation for Common Areas of the Project, as well as for the Park Area; (h) relamping, and maintenance and repair of lighting systems; (i) window cleaning and window repair (including glass replacement); (j) [intentionally omitted]; (k) fees, costs and expenses for management, consulting, legal, accounting, financial management, data processing and information services, auditing and property tax services; (l) expenses of telephone service, billing and postage, and stationery supplies; (m) the fair rental value of any management office space, (n) furniture, window coverings, carpeting, decorations and other customary and ordinary items of personal property provided by Landlord for use in common areas of the Project or in the Project management office, such costs to be amortized over the useful life thereof; (o) wages, salaries, bonuses and benefits (including life, health, disability and other insurance, retirement and pension plans, union dues, welfare and other fringe benefits, and vacation, holidays and other paid absence benefits), and all payroll, social security, workers’ compensation, unemployment and similar taxes levied thereon, for employees of Landlord or its agents engaged in the management, operation, repair, or maintenance of the Real Property; (p) uniforms (including the cleaning, replacement and pressing thereof) provided to such employees and costs of training such employees; (q) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Project; (r) janitorial service, extermination and refuse removal; (s) alarm and other security services (including guards); (t) maintenance and repair of the Common Areas, including replacements (as needed in Landlord’s reasonable judgment) of cosmetic items such as wall and floor coverings, ceiling tiles and light fixtures, and painting or other maintenance and repair of exterior walls and interior Common Area walls; (u) maintenance and repair of roofs and roof coverings; (v) maintenance and repair of sidewalks, walkways, driveways, curbs and lighting systems; (w) tenant service programs, and Utilities and janitorial services for any Project amenities provided for the convenience of tenants; (x) supplies, tools, machinery, equipment and materials, whether purchased or leased, used in the operation, repair and maintenance of the Project or any portion thereof; (y) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by any Governmental Authority for fire and police protection, trash removal, community services, or other services; (z) administration of Landlord’s operations and maintenance program with respect to ACM; (aa) appropriate reserves to provide for maintenance, repair and replacement of improvements, fixtures, equipment and personal property, as determined by Landlord consistent with prudent accounting practices; and (bb) Permitted Capital Expenses. “Permitted Capital Expenses” means (i) the costs of capital improvements undertaken in (or capital assets acquired for) the Project after the Base Year, to the extent such capital items (a) are reasonably anticipated by Landlord to effect economies in the operation or maintenance of the Project, or any portion thereof; (b) are undertaken for the purpose of enhancing the general security, health, safety and welfare of occupants of the Project; or (c) are required under any Law going into effect on or after the Commencement Date; (ii) the cost of any capital improvements made to or capital assets acquired for the Building after the Base Year to the extent that the cost of any such improvement or asset is less than ten thousand dollars ($10,000); and (iii) the cost of any capital improvements made to or capital assets acquired for the Building after the Base Year which have a useful life of five (5) years or less. Permitted Capital Expenses shall include amortization of the cost of each permitted capital improvement or asset over its useful life as reasonably estimated by Landlord at an interest rate equal to Landlord’s actual cost of funds (for any such item, the cost of which is financed by a third party), or the Interest Rate (for any such item, the cost of which is financed by Landlord); provided, however, in no event shall such interest rate exceed the maximum interest rate permitted by applicable Law.

4.3 Exclusions

The following items shall be excluded from Operating Expenses: (a) costs associated with the operation of the business of the ownership or entity which constitutes “Landlord,” as distinguished from the cost of Project operations; (b) costs of selling, syndicating or financing any of Landlord’s interest in the Project; (c) legal fees and costs arising from any disputes between Landlord and its employees or agents not engaged in Project operations; (d) ground lease rent, if any; (e) interest and principal payments secured by any mortgage or deed of trust on the Project; (f) costs for which Landlord is reimbursed by insurance proceeds; (g) bad debt loss, rent loss, or reserves for such losses (except for the premiums, if any, for rent loss insurance); (h) fines, penalties and interest on past due accounts; (i) leasing commissions, legal fees, design fees and construction costs (including permit, license and inspection fees) incurred in connection with the leasing of specific space in the Project to new or existing tenants; and (j) costs of capital improvements except to the extent permitted under Section 4.2.

4.4 Insurance Expenses

“Insurance Expenses” means all costs, expenses and obligations paid or incurred by or on behalf of Landlord in connection with insuring the Project or any part thereof or interest therein, including premiums for property insurance, commercial general liability insurance, rent loss or other business income insurance, earthquake insurance, flood or surface water insurance, and other insurance as Landlord deems necessary in its sole discretion. The term “Insurance Expenses” also includes all deductible and self-insured retention amounts paid or incurred by Landlord (collectively, “Landlord Deductible Amounts”) up to a maximum amount, per occurrence, of (a) Fifty Cents ($0.50) per rentable square foot of the Project for all losses other than Earthquake Damage; and (b) Two Dollars ($2.00) per rentable square foot of the Project for Earthquake Damage. “Earthquake Damage” means damage to the Project or portions thereof resulting from earthquakes and related aftershocks.

4.5 Utility Expenses

“Utility Expenses” means all costs, expenses and obligations paid or incurred by or on behalf of Landlord in connection with the provision of all heating, ventilating and air conditioning, electricity, water, sewer, telephone, and other services and utilities serving the Project or any part thereof (collectively, “Utilities”), and any amounts, taxes, charges, surcharges, assessments or impositions levied, assessed or imposed upon the Premises, the Building or the Project or any part thereof as a result of the use of Utilities, rationing of Utility services, or restrictions on Utility use. Utility Expenses do not include costs paid or incurred in connection with repair or maintenance of the Base Building Systems through which the Utilities are provided, all of which costs are deemed to be Operating Expenses. Utility Expenses do not include any Utilities that are separately metered to, and directly payable to the Utility provider by, Tenant or by any other tenant of the Project.

4.6 Tax Expenses

(a) Included and Excluded Costs

“Tax Expenses” means all taxes, assessments, excises, fees, levies, impositions and charges, of every kind, imposed on the use or ownership of the Project or any part thereof, including all special, general or supplemental assessments, entitlement fees, allocation unit fees, and all other charges imposed by any Governmental Authority having the direct or indirect power to tax (including all sales, use, rent, gross receipts or similar taxes now or hereafter imposed or assessed against Landlord by any taxing authority against Landlord’s receipt of any Rent payable under the Lease), and whether the amounts of such Tax Expenses are determined (a) by the area of the Premises, the Building and/or the Project or any part thereof; (b) upon any legal or equitable interest of Landlord in the Project; (c) in connection with the creation or transfer of any interest in the Project, or as a result of any construction, improvement or renovation performed at the Project; or (d) by any other method of valuation. The term “Tax Expenses” also includes legal and consultants’ fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Tax Expenses, and Landlord reserves the right, but has no obligation, to contest by appropriate legal proceedings the amount or validity thereof. Tenant and Landlord acknowledge that Proposition 13 was adopted by the voters of the State of California in the June, 1978 election and that assessments, taxes, fees, levies and charges may be imposed by Governmental Authorities for such purposes as fire protection, street, sidewalk, road and utility construction and maintenance, refuse removal, and for other governmental services which may formerly have been provided without charge to property owners or occupants, and that it is the intention of the parties that all new and increased assessments, taxes, fees, levies and charges, irrespective of their purpose, are included within the term “Tax Expenses”. The term “Tax Expenses” does not include (x) any amounts payable by Tenant pursuant to the terms of Section 4.9; (y) any of Landlord’s federal or state income, estate, succession, inheritance or franchise taxes, unless such taxes are levied, assessed or imposed in lieu of or as a substitute for any amounts which would otherwise constitute Tax Expenses under this Lease; or (z) documentary transfer taxes payable pursuant to California Revenue & Taxation Code Section 11901 et seq. (the Documentary Transfer Tax Act).

(b) Effect of Proposition 8 Reductions

Notwithstanding any other provision of this Lease, the amount of Tax Expenses for the Base Year shall be calculated without taking into account any subsequent decreases in real estate taxes obtained in any Comparison Year in connection with California Revenue and Taxation Code Section 51 (each, a “Proposition 8 Reduction”). Subject to the terms of Section 4.7, Tax Expenses for any Comparison Year shall be calculated taking into account any Proposition 8 Reduction applicable to any one or more Comparison Year(s). Therefore, Tenant acknowledges that, under certain limited circumstances where

Landlord has obtained a Proposition 8 Reduction, the Tax Expenses for the Base Year or any Comparison Year may be greater than those actually incurred by Landlord, but shall nonetheless be deemed to be the Tax Expenses from which Tenant’s Share is determined.

4.7 Payment of Expenses

Tenant shall pay Landlord, as Additional Rent, Tenant’s Share of Operating Expenses and Tax Expenses attributable to each Comparison Year, to the extent each of such expense categories exceeds Base Operating Expenses, Base Insurance Expenses, Base Utility Expenses, and Base Tax Expenses, respectively (the “Expense Increases”), and each Expense Category shall be treated separately for the purpose of making such determinations. Landlord shall give Notice to Tenant of the estimated Expense Increases for each Expense Category in each Comparison Year; provided, however, Landlord shall have the right to revise any of such estimates at any time and from time to time throughout the Term. Commencing on the first day of the first Comparison Year, and thereafter on the first day of each month during the Term, Tenant shall pay one-twelfth of Tenant’s Share of the estimated Expense Increase for each Expense Category (each such payment, an “Expense Payment”). Within one hundred twenty (120) days following the end of each Comparison Year, or as soon thereafter as such information has been reconciled and compiled by Landlord, Landlord shall provide Tenant a statement (each, a “Reconciliation Statement”) showing the actual Expense Increases for the prior Comparison Year in each Expense Category. If the total amount of Expense Payments made by Tenant for estimated Expense Increases in the prior Comparison Year is less than Tenant’s Share of the actual Expense Increases for such Comparison Year, Tenant shall pay the difference in a lump sum within thirty (30) days following the date of the Reconciliation Statement. Any overpayment by Tenant of any Expense Increases in any Expense Category for the prior Comparison Year shall, at Landlord’s option, either be credited to Expense Increases next due from Tenant, or returned to Tenant in a lump sum payment within thirty (30) days following delivery of the Reconciliation Statement. Each Reconciliation Statement furnished by Landlord to Tenant shall be conclusive and binding upon Tenant unless, within thirty (30) days after receipt thereof, Tenant gives Notice to Landlord that Tenant disputes the correctness of such Reconciliation Statement, specifying the particular respects in which such Reconciliation statement is claimed to be incorrect. Such Notice shall be deemed ineffective unless Tenant has timely paid, and pending the determination of any such dispute continues to timely make all Expense Payments in accordance with the terms of the disputed Reconciliation Statement, which payments shall be without prejudice to Tenant’s position. The obligations set forth in this Section 3.3 shall survive the expiration or sooner termination of the Lease. No failure by Landlord to timely submit Reconciliation Statements or revised estimates of Expense Increases, or to timely bill all or any portion of Tenant’s Share of any Expense Increases, shall constitute a waiver of Landlord’s right to make such estimates or reconciliations and to bill Tenant for and collect such amounts at any time thereafter. Tenant shall not be entitled to any reduction, refund, offset, allowance or rebate in any Rent due hereunder if Operating Expenses or Tax Expenses for any Comparison Year are less than Base Operating Expenses or Base Tax Expenses, respectively (and the applicable Expense Category shall be determined as if actual expenditures in said Comparison Year were the amount utilized in determining Base Operating Expenses or Base Tax Expenses, as the case may be).

4.8 Gross Up; Other Adjustments

(a) Based on Occupancy and Use

Landlord may adjust Tenant’s Share from time to time to reflect any remeasurement by Landlord of substantially all of the Building, or any additions to or deletions from the Rentable Area of the Building or the Project, provided that any such adjustments in Rentable Area shall be determined in accordance with BOMA’s Standard Method of Measuring Floor Area in Office Buildings (ANSI/BOMA Z.65.1–1996) or any successor or amended BOMA standard method of measuring floor area in office buildings. Expenses that vary with the rate of occupancy and that are attributable to the Base Year or any Comparison Year in which less than one hundred percent (100%) of the Rentable Area of the Building or Project is occupied, will be adjusted by Landlord to the amount that Landlord reasonably calculates such Expenses would have been if one hundred percent (100%) of the Rentable Area of the Building or Project had been occupied. Expenses as so adjusted shall be deemed, for the purposes of determining any amount payable as Tenant’s Share, to be the actual Expenses for such period. Landlord may also equitably adjust Tenant’s Share for all or part of any Expense that relates to a repair, replacement, or service that is provided on an excess basis to the Premises, or that benefits only the Premises or only a portion of the Building or Project. By way of example, to the extent any increase in Tax Expenses is attributable to any Premises Improvements, Landlord may (but shall not be required to) bill Tenant directly for such amounts as Additional Rent in lieu of including such amounts as a portion of the Expense Increases for Tax Expenses. Expense Increases payable by Tenant for the Comparison Year in which the Lease expires shall be prorated on the number of days in such Comparison Year falling within the Term, based on the actual number of days in such year.

(b) Other Adjustments

The parties acknowledge that certain uncontrollable Expenses can result in artificially high or low Base Year or Comparison Year Expenses to the detriment of both parties. The parties therefore agree that (i) for the purpose of determining the amount of Utilities Expenses incurred in the Base Year, the amounts deemed to have been paid or incurred by Landlord for Utilities services shall be calculated as though there were no Utility rate increases imposed during or prior to the Base Year due to extraordinary circumstances including conservation surcharges, boycotts, embargoes or shortages; and (ii) for the purpose of determining the amount of Insurance Expenses, no Landlord Deductible Amounts shall be included (or be deemed to have been included) in Insurance Expenses.

4.9 Personal Property Taxes

Tenant shall be liable for and shall pay not less than ten (10) days before delinquency, all taxes assessed against and levied upon Tenant’s Property. If any of Tenant’s Property is taxed or assessed with the Project, Landlord may pay the taxing authority all amounts billed to Landlord as a result thereof and Landlord may, but shall have no obligation to, determine the validity of any such assessment or otherwise object thereto. Tenant shall pay all such amounts to Landlord as Additional Rent within ten (10) days following Landlord’s invoice therefor. To the extent any such amounts are not included by Landlord in Tax Expenses, Tenant shall pay, prior to delinquency, any (a) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease; (b) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Parking Facilities; or (c) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

5. SECURITY DEPOSIT

Tenant shall pay the Security Deposit to Landlord concurrently with Tenant’s execution of this Lease, as security for the faithful performance by Tenant of all of the terms, covenants, conditions and agreements of this Lease. Any pledge, transfer or other encumbrance by Tenant of Tenant’s interest in the Security Deposit shall be null and void. Landlord may retain, use or apply all or any part of the Security Deposit to compensate Landlord for any expense, loss or damage suffered or expected to be suffered by Landlord as a result of any Default by Tenant under this Lease, including any amounts Landlord is obligated or elects to spend in order to cure any such Default. Tenant waives the provisions of California Civil Code §1950.7 (which restricts application of a security deposit only to those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant, or to clean premises) and all similar Laws now in force or subsequently adopted which restrict application of security deposits to specific purposes. If all or any portion of the Security is so applied by Landlord, Tenant shall, within ten (10) days following demand by Landlord, deposit with Landlord an amount sufficient to restore the Security Deposit to the original amount plus any increased amounts as required by this Lease. If Tenant fails to timely restore the Security Deposit, Landlord shall have the right to increase the Security Deposit amount to 150% of the maximum monthly Base Rent amount payable under this Lease during the Term. Landlord’s application of all or any portion of the Security Deposit to any obligation of Tenant hereunder shall not limit Landlord’s damages or constitute a waiver by Landlord of any claims against or obligations of Tenant, other than the specific monetary obligations to which the Security Deposit is applied, and then only to the extent such obligations are thereby satisfied. Landlord shall not be required to keep the Security Deposit separate from its general funds, Tenant shall not be entitled to interest thereon, and Tenant waives the benefit of any Law to the contrary. In no event shall Tenant have the right to apply any part of the Security Deposit to any Rent payable under this Lease. Provided Tenant is not in Default at the expiration or sooner termination of this Lease, and except to the extent necessary to cure any Default or perform any continuing obligation of Tenant hereunder, the Security Deposit shall be returned to Tenant within sixty (60) days following the later of the expiration of the Term or Tenant’s surrender of the Premises in the condition required under this Lease. If Landlord disposes of its interest in the Premises, Landlord may deliver or credit the Security Deposit to Landlord’s successor in interest in the Premises and the transferring Landlord shall thereupon be relieved of further responsibility with respect to the Security Deposit, and Tenant shall look solely to the successor Landlord for any claims therefor.

6. USE OF PREMISES

6.1 Permitted Use

Tenant shall use the Premises solely for Tenant’s Permitted Use and for no other purpose whatsoever without Landlord’s prior written consent, which consent shall not be unreasonably withheld; provided, however, the factors and conditions provided in this Lease for assignment and subletting may be considered by Landlord in its consideration of the approval of any change in use. In addition, and without limiting the generality of the foregoing, uses prohibited under this Lease include use of the Premises or any portion thereof for (a) offices of any agency or bureau of the United States, any state or municipality, or any political subdivision thereof; (b) offices or agencies of any foreign government or political subdivision thereof; (c) offices of any health care professionals or health care service organization; (d) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (e) retail or restaurant uses; (f) communications firms such as radio and/or television stations; or (g) any use which would result in an occupancy density in the Premises which is greater than the average occupancy density of the other tenants of the Building. Tenant shall not create any nuisance or permit any waste in the Premises or elsewhere in the Project, nor shall Tenant permit any odor, smoke, dust, gas, noise or vibration to emanate from the Premises. Tenant shall not use or permit the use of the Premises for any purpose or in any manner that would invalidate coverage or increase premiums for any insurance covering the Premises, the Building or the Project; or that would interfere with any other tenant’s use or occupancy of the Project. Tenant shall, at its sole cost and expense, comply with any and all reasonable requirements of Landlord’s and Tenant’s insurers. Tenant shall pay Landlord, as Additional Rent, any increases in insurance premiums resulting from any use of the Premises for any purpose other than Tenant’s Permitted Use.

6.2 Asbestos-Containing Materials Notification

Tenant acknowledges that the Building was constructed before 1979 and that there is ACM in areas of the Building (outside the Premises) and Project. Attached hereto as Exhibit F is an Asbestos Disclosure Statement describing such matters as the location of ACM in the Building. Tenant acknowledges that such Asbestos Disclosure Statement complies with the requirements of California Health & Safety Code §§ 25915 et seq., and Tenant shall in turn provide all such notices required by such Law to all Tenant Parties who work in the Building. Tenant shall comply, and cause all Tenant Parties to comply, with all Laws applicable to ACM, including without limitation work practice and notification regulations in the event of any work or activities which might disturb the ACM. Tenant shall not cause, suffer or permit any such activities to commence or continue without first notifying and obtaining the consent of Landlord, in addition to any notices or consents required by Law. Tenant shall comply, and cause all Tenant Parties to comply, with any and all Rules (including any ACM management programs) which may be adopted by Landlord with respect to the ACM. If any asbestos-related work is performed by or at the instance of Tenant, Tenant shall promptly provide Landlord with documentation establishing, as to each and every performance of such work, that the same was performed strictly in accordance with all Laws and the requirements of this Lease. Tenant agrees that there shall be no abatement or other diminution of Rent as a result of the presence of ACM in the Building or as a result of any asbestos-related work performed by Landlord or others, nor shall Landlord be liable for any annoyance, inconvenience or injury to business, persons or property resulting from any of the foregoing. Tenant waives and releases any claim against Landlord which Tenant may now or hereafter have or acquire arising in connection with the presence of ACM in the Building or Project.

6.3 Compliance with Rules and Laws

Tenant shall, at Tenant’s expense, faithfully observe and comply with, and shall cause all Tenant Parties to so observe and comply with, (a) all laws, statutes, codes, rules, regulations, ordinances, requirements, guidelines and orders, now in force or hereafter promulgated or adopted, by any Governmental Authority (collectively, “Laws”) which are applicable to the occupancy of the Premises, the conduct of Tenant’s business therein, and the use by Tenant or any Tenant Party of the Premises or any other portion of the Project; (b) all recorded covenants, conditions and restrictions affecting the Project, whether presently existing or subsequently recorded (collectively, “CC&Rs”); (c) all current and future requirements of any applicable fire rating bureau or other body exercising similar functions (collectively, “Requirements”); and (d) all of the Rules and Regulations attached hereto as Exhibit D, along with any amendments or additions thereto as adopted by Landlord from time to time for the Building or the Project (collectively, the “Rules”). Notwithstanding the foregoing, Tenant shall not be required to comply with any subsequently adopted Rules to the extent they conflict with the expressly negotiated provisions of this Lease. All subsequently adopted Rules shall be binding upon Tenant upon delivery of a copy thereof to Tenant. Landlord shall not be responsible to Tenant for the failure of any other person to observe or abide by any Rules; however, Landlord shall make a reasonable effort to encourage compliance therewith in a non-discriminatory manner. Tenant acknowledges and agrees that its obligation to comply with Laws includes compliance with all present or future programs intended to manage parking, transportation or traffic in and around the Project, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all Tenant’s employees at the Project by working directly with Landlord, Governmental Authorities, and any applicable transportation-related committees and entities.

6.4 Required Alterations; Violations of Law

Tenant shall be responsible, at its sole cost and expense, for the making of all Alterations to the Premises, as are required to comply with applicable Laws to the extent the compliance obligation relates to or is triggered by (a) Tenant’s particular use of the Premises, or (b) the Premises Improvements; provided, however, Tenant shall not be responsible for the remediation of any ACM in the Building unless such remediation is triggered by any Alterations to the Premises made by Tenant. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any Laws, shall be conclusive of that fact as between Landlord and Tenant. Tenant shall advise Landlord in writing, with copies of all notices and other correspondence, within ten (10) days following the date Tenant first has knowledge of any claim, action or investigation (whether oral or written, actual or threatened) by any person or Governmental Authority, with respect to any real or alleged noncompliance by Landlord or Tenant with any Law relating to the Premises, the Building or the Project. “Governmental Authority” means any federal, state or local legislative, executive or judicial or regulatory authority agency with jurisdiction to regulate, determine or otherwise affect the ownership, construction, use, occupancy, possession, operation, maintenance, alteration, repair, demolition or reconstruction of any portion or element of the Project.

7. UTILITIES AND SERVICES

7.1 Provided by Landlord

Subject to applicable Laws, and the rules or actions of any public utility furnishing such service and any other limitations set forth in this Lease, Landlord shall provide the following utilities and services to the Premises: (a) heating, ventilation and air-conditioning (“HVAC”) as necessary for normal comfort under conditions of normal office use in the Premises, as reasonably determined by Landlord, during Normal Hours on Mondays through Fridays from 7:30 a.m. to 6:00 p.m., and on Saturdays from 8:00 a.m. to 4:30 p.m. (“Normal Hours”), except for the dates of observation of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays (“Holidays”); (b) city water from regular Building outlets for drinking, lavatory, and toilet purposes; and (c) electricity for light and power in the Premises. Landlord shall also provide regular janitorial services to the Building; however, Landlord shall not be required to provide janitorial services for non-Building Standard Tenant Improvements such as metallic trim, wood floor covering, glass panels, interior windows, kitchens, executive workrooms, and shower facilities. Landlord may, in Landlord’s sole discretion, at any time and from time to time, contract for any or all Utilities (including generation, transmission, or delivery thereof) with utility service providers of Landlord’s choosing (each, a “Utility Service Provider”). Tenant shall fully cooperate with Landlord and its Utility Service Provider(s). Tenant shall permit Landlord and its Utility Service Provider(s) to have reasonable access to the Premises and the utility equipment serving the Premises, including lines, feeders, risers, wiring, pipes, and meters.

7.2 Excess Use

Tenant’s use of electricity shall not exceed the capacity of the feeders, risers or wiring serving the Premises. Specifically, Tenant agrees that (a) its connected electrical load for lighting shall not exceed an average of one (1) watt per square foot of the Premises during Normal Hours on a monthly basis; and (b) its connected electrical load for all other power purposes shall not exceed an average of two (2) watts per square foot of the Premises during Normal Hours on a monthly basis. Electricity for Tenant’s lighting and other power purposes shall be at a nominal one hundred twenty (120) volts. No electrical circuit for the supply of power shall require a current capacity exceeding twenty (20) amperes. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building Standard lights in the Premises that may affect the temperature otherwise maintained by the HVAC system or increase the amount of water normally furnished to the Premises. If such consent is given, Landlord shall have the right to install supplementary air-conditioning units or other facilities in the Premises, including additional metering devices. Tenant shall pay Landlord for all costs for such supplementary facilities, including the costs of: (a) installation, operation, and maintenance; (b) increased wear and tear on existing equipment; and (c) other similar charges. If Tenant uses water, electricity, heat, or HVAC in excess of that required to be supplied by Landlord under this Section 7.2, Tenant shall pay Landlord for all costs of: (x) the excess service; and (y) increased wear and tear on existing equipment caused by Tenant’s excess consumption. Landlord may install devices to separately meter or submeter any increased use, and Tenant shall pay Landlord for all such costs, including the cost of purchasing the additional metering devices and the expense of reading same. If Tenant wishes to use HVAC during hours other than Normal Hours, Tenant shall give Landlord such prior Notice as Landlord shall from time to time establish as appropriate, and Landlord shall supply such HVAC to Tenant at an hourly cost reasonably determined by Landlord to cover all costs of such service, including any overhead and other expenses incurred by Landlord in connection therewith. All amounts payable by Tenant pursuant to this Section 7.2 shall be paid to Landlord as Additional Rent within thirty (30) days following Landlord’s invoice therefor.

7.3 Interruption of Utilities

(a)	Landlord shall not be liable for any Claim arising out of any failure to furnish, delay in furnishing, interruption of, or defect in any Utilities or services (including telephone and telecommunication services) for the Premises or Project, or for diminution in the quality or quantity thereof (each of such events, an “Interruption”) when the Interruption is entirely or partially caused by (a) breakage, damage or destruction; (b) the making of repairs, replacements, or improvements; (c) strike, lockout, or other labor trouble; (d) inability to secure Utilities or services of any kind at the Project after reasonable effort to do so; (e) Casualty or Condemnation; (f) any act or omission of Tenant or of any other party; (g) changes in Utility Service Providers or the providers of other services; (h) failure of any Utility Service Provider to provide adequate services; or (i) any other Force Majeure event or cause beyond Landlord’s reasonable control. No such Interruption shall constitute an actual or constructive eviction of Tenant or, except as provided in Section 7.3(bUnable to cross reference 7.3(b) – heading 8?) below, relieve Tenant of any of its obligations under this Lease, and Landlord shall not be liable under any circumstances for loss of or injury to property, or for injury to or interference with Tenant’s business, including any loss of profits, as a result thereof. Tenant shall fully cooperate with all Rules imposed by Landlord or any Utility Service Provider relating to the use or conservation of Utilities.

(b)	Notwithstanding the foregoing, if Tenant is prevented from using, and does not use, the Premises due to the loss of services, utilities or access to the Premises (collectively, “Loss of Services”), and such interruption is directly caused by Landlord’s negligence or willful misconduct, Tenant shall provide Landlord with written notice of such fact. Provided that such Loss of Services results in Tenant being prevented from using the Premises, and Tenant does not use the Premises for at least five (5) consecutive business days (the “Eligibility Period”) as a result of any such Loss of Services, then Base Rent and Expenses shall be abated after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises. To the extent Tenant is entitled to abatement because of an event covered by the damage or destruction or condemnation provisions of the Lease, then the provisions hereof shall not be applicable, and no period of time that Tenant is unable to use the Premises or any portion thereof as a result of such event shall be considered in determining whether any Eligibility Period has expired. Notwithstanding any of the foregoing provisions to the contrary, Tenant shall not be permitted any of the abatement rights granted in this Section unless Tenant shall have first used commercially reasonable efforts to conduct business in the Premises despite any such Loss of Services.

8. ACCESS CONTROL; PROJECT SAFETY

8.1 Access Control and Other Landlord Rights

Landlord shall have the right to implement in the exercise of its good faith business judgment any and all access control or other security measures that Landlord, in the exercise of its sole discretion, deems necessary or desirable for the protection of the Project and Landlord’s interests therein, and Tenant acknowledges that such measures, if any, are undertaken by Landlord solely for the protection of Landlord and its interest in the Project. No interruption of Tenant’s business or loss of access to the Premises resulting from Landlord’s exercise of any such measures shall constitute an eviction of Tenant or a disturbance of Tenant’s right of quiet enjoyment. Tenant acknowledges that (a) no person performing access control or other security services for Landlord at the Project is or will be an on-duty law enforcement officer; (b) no such person is authorized by any Governmental Authority to exercise police powers; and (c) Landlord makes no representation or warranty whatsoever that any access control or other security requirements of Landlord, whether required by this Lease or discretionary on the part of Landlord, will be sufficient to protect Tenant, any Tenant Party, or any other person, or to deter or prevent bodily injury (including death resulting therefrom) or the loss of or damage to property from any cause (including the commission or attempted commission of any crime or terrorist act). Accordingly, no failure or inadequacy of any security measures undertaken by Landlord or any Landlord Party shall relieve Tenant of any of its obligations under this Lease, or give rise to any liability on the part of Landlord or any Landlord Party, and Tenant hereby waives any and all Claims and defenses against Landlord and any Landlord Party arising therefrom.

8.2 Tenant’s Obligation to Cooperate

Tenant shall at all times fully submit to and comply, and shall cause all Tenant Parties to so submit to and comply, with all access control and any other security measures implemented by Landlord from time to time during the Term. Such measures may include, by way of example only, any or all of the following: (a) the evacuation of, or denial of access to, all or any portion of the Building or Project for cause, suspected cause or for drill purposes; (b) closure of the Building or Project during periods other than Normal Hours (provided, however, that Tenant’s employees shall be permitted access to the Premises twenty-four (24) hours a day, seven (7) days a week, subject to the requirements of Governmental Authorities, applicable Laws, and Landlord’s Rules governing after-hours access); (c) monitoring or recording, by closed circuit television or otherwise, persons entering or leaving the Building or Project; (d) requiring proof of identity (by electronic or other means) of any such persons; (e) recording (through the use of sign in sheets or otherwise) the time of arrival and departure of any such persons; and (f) such other measures as Landlord considers desirable, in the exercise of its reasonable discretion.

8.3 Tenant’s Security System

Tenant may, at its sole cost and expense, install its own security system (“Tenant’s Security System”) in the Premises; provided, however, that Tenant’s Security System shall at all times be fully compatible with all Base Building Systems now or hereafter existing at the Project, as well as with all Premises Systems, if any. Tenant shall be solely responsible for ensuring such full compatibility, and acknowledges and agrees that Tenant shall not install, nor shall Tenant have any right to operate, any Tenant’s Security System which is not so compatible. By way of example, and without limiting the generality of the foregoing, Tenant’s Security System shall be considered incompatible if it is not completely independent of all other security systems at the Project, or if the installation, monitoring, use, operation, maintenance or removal thereof could reasonably be expected to adversely affect (a) any Base Building Systems (including any other security systems) or Premises Systems; (b) Landlord’s management or leasing operations at the Project; or (c) the property or business of any other tenant at the Project. Tenant shall, at Tenant’s sole cost and expense, cause Tenant’s Security System to be properly installed, monitored, maintained and operated at all times during the Term. Tenant’s Security System, if any, shall be part of Tenant’s Property, and any installation, modification or removal thereof shall be deemed to be an Alteration.

9. ALTERATIONS AND ADDITIONS

9.1 No Alterations Without Consent

“Alterations” means all alterations, additions or improvements to the Premises made by or at the request of Tenant during the Term. Tenant shall not make, or permit to be made, any Alterations without the prior written consent of Landlord. Notwithstanding the foregoing, Landlord’s prior written consent shall not be required for the making of Cosmetic Alterations; provided, however, that all other obligations of Tenant applicable to the making of Alterations shall also apply to the making of Cosmetic Alterations, and further provided that Tenant gives at least fifteen (15) days Notice to Landlord prior to commencing any work thereon; which notice shall include (i) a detailed description of the nature and extent of the work, (ii) copies of all plans and specifications relating thereto, and (iii) copies of all estimates and bids received by Tenant from its contractors evidencing the cost thereof. “Cosmetic Alterations” means those Alterations which are strictly cosmetic, cost less than Ten Thousand Dollars ($10,000) in the aggregate in any consecutive twelve 12 month period, and could not under any circumstances be expected to cause any of the results described in clauses (a) through (h) below. All Alterations (whether or not the prior consent of Landlord thereto is required) shall be undertaken and completed at Tenant’s sole cost and expense. Landlord shall not unreasonably withhold its consent to any proposed Alterations; however, Landlord’s consent shall be deemed to have been reasonably withheld if the proposed Alterations could (a) affect any structural component of the Building; (b) be visible from or otherwise affect any portion of the Project other than the interior of the Premises; (c) affect any Base Building Systems; (d) result in Landlord being required under any Laws to perform any work that Landlord could otherwise avoid or defer; (e) result in an increase in the demand for Utilities or services which Landlord is required to provide (whether to Tenant or to any other tenant in the Project); (f) cause an increase in any Insurance Expenses; (g) result in the disturbance or exposure of, or damage to, any ACM or other Hazardous Material; or (h) violate or result in a violation of any Law, Rule or Requirement. All permanent Alterations, including HVAC, lighting, electrical, fixed partitioning, drapery, floor coverings, wall coverings and built-in cabinetry, shall at once be and become the property of Landlord, and shall not be a part of Tenant’s Property.

9.2 Pre-Construction Requirements

Any request for consent to Alterations shall be accompanied by detailed plans and specifications prepared by a duly licensed architect or engineer. Among other things, Landlord may condition its consent on the requirement that Tenant provide Landlord with a surety bond, letter of credit, or other financial assurance to ensure that the Alterations will be promptly completed, that all costs of the Alterations will be fully and timely paid, and that Landlord will be protected from any liability for mechanic’s and materialmen’s liens. Prior to commencing construction, Tenant shall provide Landlord with a list of all design professionals, contractors, subcontractors and materialmen performing work on or providing materials for the Alterations, along with the contract sum payable to each. No work in connection with any Alterations shall commence until Tenant has furnished Landlord with a complete copy of all contracts for the provision of services, labor and materials in connection therewith. Tenant shall obtain all building permits and licenses required by Law, and shall furnish copies thereof to Landlord prior to the commencement of any work in connection with the Alterations.

9.3 Construction; Contractors

Tenant shall cause all Alterations and all construction activities in connection therewith to comply with all Applicable Laws, Rules and Requirements, including any construction Rules adopted by Landlord. All Alterations shall be constructed entirely within the Premises, in a good and workmanlike manner, using new materials of at least Building Standard quality. All work shall be diligently performed and promptly completed, in a manner that does not obstruct access anywhere in the Project, disrupt the business activities of other tenants, or interfere with any other work being undertaken by Landlord or others in the Project. Tenant shall promptly pay all costs of Alterations, as and when required by the terms of the contracts for such work. Within twenty (20) business days after substantial completion of any Alterations, Tenant shall deliver to Landlord a reproducible plan of the as-built Alterations. The Alterations shall be constructed only by duly licensed, reputable contractors and subcontractors acceptable to Landlord. Tenant acknowledges that Landlord may require the use of union labor in the performance of any Alterations at the Project if necessary or desirable, in Landlord’s judgment, for the maintenance of labor peace. Tenant shall take all measures necessary to ensure that labor peace is maintained at all times, and shall not employ or permit the employment of any contractor, subcontractor or laborer in the Premises if it is reasonably foreseeable that such employment will cause conflict or interference with other contractors, subcontractors or laborers engaged in the performance of work at the Project. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall require all contractors, subcontractors or laborers causing such interference or conflict to leave the Project immediately. Tenant shall not permit any contractor or subcontractor to perform any work on the Premises until acceptable evidence of all insurance required of Tenant’s contractors under Section 14.4 has been furnished to Landlord.

9.4 Plan Review; Construction Monitoring

Tenant shall pay Landlord, as Additional Rent, within ten (10) days following Landlord’s invoice therefor, all fees and costs of Landlord’s architects, engineers or other consultants in connection with the review of plans and specifications in connection with any proposed Alteration, whether or not approved, as well as the reasonable fees or costs incurred by Landlord in connection with monitoring the progress of the Alterations. Landlord may, in the exercise of its reasonable discretion, require a deposit of its estimated fees in advance of performing any review. Neither the payment of any such fees or costs, nor the monitoring, administration or control by Landlord of any contractor or any part of the Alterations shall be deemed to constitute any express or implied warranty or representation that any Alteration was properly designed or constructed, nor shall it create any liability on the part of Landlord. Tenant acknowledges that such monitoring, administration or control by Landlord, if any, and the payment of any such fees or costs, is solely for the benefit of Landlord and the Project. Landlord’s approval of the plans, specifications and working drawings in connection with any Alterations shall create no responsibility or liability to Tenant on the part of Landlord or Landlord’s consultants for the design sufficiency of such plans, or their compliance with any Laws.

9.5 Liens and Notices

Tenant shall not allow any liens to exist, attach to, be placed on, or encumber Landlord’s or Tenant’s interest in the Premises, Building, or Project by operation of Law or otherwise, including any lien of mechanics, material suppliers, or others with respect to work or services performed or claimed to have been performed for, or materials furnished or claimed to have been furnished to, Tenant or the Premises. Landlord has the right at all times to post and keep posted on the Premises any notice that it considers necessary for protection from such liens, and Tenant shall give Landlord at least seven (7) business days prior Notice of the date any Alterations work is expected to commence, to permit Landlord to post and record a notice of nonresponsibility. If any such lien attaches or Tenant receives notice of any such lien, Tenant shall cause the lien to be immediately released and removed of record, either by payment of the claim or by posting of a proper bond. If any such lien is not released and removed of record within ten (10) days following Notice from Landlord to do so, Landlord may take any and all action necessary to release and remove the lien of record (including payment of the claim), without any duty to investigate the validity thereof or to provide any further notice to Tenant, and all expenses (including attorney fees and costs) incurred by Landlord in connection therewith shall be payable by Tenant as Additional Rent within ten (10) days following Landlord’s Notice therefor. Upon substantial completion of any Alteration, Tenant shall (a) cause a timely notice of completion to be recorded in the Office of the Recorder of the county in which the Project is located, in accordance with California Civil Code §3093 or any successor statute; and (b) deliver to Landlord evidence of full payment and unconditional final lien waivers for all labor, services and materials furnished in connection therewith.

10. TELECOMMUNICATIONS SERVICES AND EQUIPMENT

10.1 Consent Required

Neither Tenant nor any Tenant Party shall, without Landlord’s prior written consent, install, maintain, operate, alter, repair, or replace (collectively, “installation or use”) any wire, cable, conduit, antenna, satellite dish or other facility or equipment for use in connection with any telephone, television, telecommunications, computer, Internet, or other communications or electronic systems, services or equipment (such systems and equipment being referred to collectively as “Telecommunications Equipment,” and such services as “Telecommunications Services”) in, on, or about the Building, including its roof or exterior walls, except for installations or alterations wholly within the Premises. Landlord shall have the right to adopt Rules governing the installation or use of Telecommunications Equipment, and to limit the number of carriers, vendors, or other operators (“Telecommunications Providers”) providing Telecommunications Equipment or Services in or to the Building, as deemed necessary or appropriate by Landlord for the orderly and efficient management and operation of the Building. With regard to any request by Tenant to install Telecommunications Equipment on the roof of the Building, Tenant agrees that Landlord may, without limitation, condition its consent on (a) Tenant’s payment of Rent for Tenant’s use of such roof space, in an amount determined by Landlord in its sole discretion, and (b) the installation by Tenant, at its sole cost and expense, of a structural platform and/or access walkway to protect the roof from damage from the placement of and access to such Telecommunications Equipment. Landlord may also require that any such work on or involving the roof (including any roof penetrations approved by Landlord) be performed, at Tenant’s cost, by a contractor designated or approved by Landlord.

10.2 Communications Pathways

Tenant acknowledges that there is limited space in the Building to accommodate Telecommunications Equipment, and agrees to reasonably cooperate with Landlord and with other providers and users of Telecommunications Equipment to share the available space and facilities and to coordinate the efficient collocation of Telecommunications Equipment in the Building. Access to and use of space within conduit, utility closets, risers, raceways, switching rooms, the roof, and other facilities in the Building for the installation, maintenance, operation, alteration, repair, or replacement of Telecommunications Equipment (collectively, the “Communications Pathways”) shall be subject to Landlord’s approval and to such Rules as may be promulgated by Landlord from time to time. If Landlord determines that any Communications Pathways in the Building are inadequate to accommodate any Telecommunications Equipment proposed by Tenant (when considered along with the existing or prospective needs of other occupants and users of the Building), Landlord may condition Landlord’s approval of Tenant’s Telecommunications Equipment on the construction of additional Communications Pathways as required by Landlord at Tenant’s expense.

10.3 Installation and Use

All installations, alterations and replacements of Telecommunications Equipment shall be deemed to be Alterations, and shall be performed strictly in accordance with the requirements of Article 8. Tenant shall be solely responsible for the payment of all fees, costs and expenses incurred as a result of the installation or use of any Telecommunications Equipment or Services by or at the request of Tenant. If any Telecommunications Equipment installed by or for Tenant could create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable, or cause radiation higher than normal background radiation, the lines, cabling or other wiring therefor, including riser cables (collectively, “Wiring”) shall be adequately insulated to prevent such excessive electromagnetic fields or radiation. Tenant shall immediately remove, on demand by Landlord, any Telecommunications Equipment installed or used in violation of any provision of this Lease. Tenant shall cause all Wiring connected to any Telecommunications Equipment used or installed by Tenant to be clearly and accurately labeled at each end. Tenant shall not grant to any third party (by operation of Law or otherwise) any security interest in any Wiring, and any such security interest granted without Landlord’s prior written consent shall be null and void. No installation or use of Telecommunications Equipment by or for Tenant shall interfere with the operation (including, without limitation, transmissions, or reception) of any other Telecommunications Equipment located in the Building. Tenant shall repair any damage caused by Tenant’s installation or use of Telecommunications Equipment, and shall indemnify, protect, defend, and hold Landlord harmless from all Claims arising in connection therewith, including (a) any claims by other tenants of the Building or other third parties that Tenant’s installation or use of Telecommunications Equipment has interfered with or interrupted the operation of other Telecommunications Equipment; (b) any voiding of or other effect that Tenant’s installation or use of Telecommunications Equipment may have on any warranty with respect to the roof or other portions of the Building; and (c) any claim of ownership or interest in Telecommunications Equipment or Wiring by any Telecommunications Providers or any third party. Landlord shall not be liable for any damage to or interference with Tenant’s business or any loss of income from it, or for loss of, damage to, or interference with Tenant’s Telecommunications Equipment, or the operation of it, including without limitation, damage or interference caused by or resulting from the installation or use of other Telecommunications Equipment in the Building, whether by or for Landlord, other tenants of the Building, or other third parties, and Tenant waives all Claims against Landlord therefor except to the extent directly arising out of the gross negligence or willful misconduct of Landlord. No approval by Landlord of Tenant’s installation of any Telecommunications Equipment shall constitute a representation that such Telecommunications Equipment will function effectively in or on the Building.

10.4 Landlord not Obligated

Landlord shall have no obligation to provide, maintain or repair any Telecommunications Equipment; make available to Tenant any particular Telecommunications Services through any particular Telecommunications Provider, or allow any particular Telecommunications Provider access to the Building or Project; or continue to grant access to any Telecommunications Provider who has previously been given access. Landlord shall have no responsibility for the maintenance of any infrastructure to which any Telecommunications Equipment may be connected. If any Telecommunications Services are interrupted, curtailed or discontinued, Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant at its own expense to obtain substitute service. Landlord shall have the right to interrupt any Telecommunications Services on a temporary basis (a) in the event of any emergency; (b) following reasonable advance written notice to Tenant, as necessary in connection with maintenance, repairs, construction or any other activity or work at the Building; (c) following reasonable advance written notice to Tenant, to permit the installation, repair, replacement or removal of Telecommunications Equipment by any party; (d) following reasonable advance written notice to Tenant, on account of any violation, by any Telecommunications Provider or user of the Telecommunications Equipment, of any obligation to Landlord; or (e) following reasonable advance written notice to Tenant, if Tenant’s installation or use of Telecommunications Equipment causes interference with Landlord or other parties.

11. SURRENDER

On or before the Expiration Date or sooner termination date of this Lease, Tenant shall surrender the Premises and all Premises Improvements (except those which Tenant is required to remove) to Landlord in good condition and repair, normal wear and tear excepted, with all interior walls, floors and floor coverings cleaned, and otherwise in the condition required under this Article 11. Tenant shall not, however, be required to repair (or pay for the repair of) any Casualty Damage except to the extent such repairs are the obligation of Tenant under Article 16. The term “normal wear and tear” does not, and shall not be deemed to, include any damage or deterioration that could have been prevented through proper maintenance, or by Tenant’s full and timely performance of all its obligations under this Lease. On or before the expiration or sooner termination of this Lease, Tenant shall (a) remove all of Tenant’s Property from the Project; (b) remove all Premises Improvements which Tenant is required to remove, and all Premises Improvements which Tenant is permitted (and has elected) to remove; and (c) fully repair any damage to the Premises or other portions of the Project caused by the removal of Tenant’s Property and the Premises Improvements. If requested by Landlord in writing at the time Landlord approves of the installation or construction of said Premises Improvements, Tenant shall remove or cause to be removed at its expense, upon the expiration or any sooner termination of this Lease, any and all Premises Improvements made in or upon the Premises during the Term by or for Tenant. Any of Tenant’s Property not removed from the Project by Tenant as required herein shall be deemed abandoned and may be retained, used, stored, removed or disposed of by Landlord as Landlord sees fit in the exercise of its sole discretion, and Tenant waives all Claims against Landlord resulting therefrom. Within ten (10) days following Landlord’s invoice therefor, Tenant shall reimburse Landlord for all costs incurred by Landlord in (x) storing, removing or disposing of any abandoned Tenant’s Property; and (y) repairing any damage to the Premises or Project caused by Tenant, but only to the extent the making of (or payment for) such repairs is the responsibility of Tenant under this Lease; and (z) removing any Premises Improvements which Tenant was required to remove, and all repair and restoration work necessitated by such removal. Tenant shall leave in place all Premises

Improvements (including Wiring) except those which Landlord requires Tenant to remove in accordance with the provisions of this Article 11, without any obligation on the part of Landlord to reimburse Tenant for the value thereof. Tenant represents and warrants that all Tenant’s Property and Premises Improvements shall be free and clear of all liens and encumbrances, and that no other person shall have any ownership or use interest therein as of the Expiration Date or sooner termination of the Lease. All Tenant’s obligations under this Article 11 shall survive the expiration or sooner termination of this Lease.

12. MAINTENANCE AND REPAIRS

“Base Building Systems” means all HVAC, electrical, plumbing, mechanical, elevator, escalator, sprinklers, sewer, drainage, fire/life safety, security, communications, and energy management systems and equipment (collectively, “Systems”) serving the Building or other areas of the Project, except for any Premises Systems. “Premises Systems” means any Systems that serve only the Premises, regardless of whether all or any portions of such Systems are located within or outside of the Premises. Except for normal wear and tear, and damage to the extent caused by any Uninsured Peril or Landlord Insured Peril, Tenant shall, at all times and at its sole cost and expense, maintain, repair and keep in good and sanitary order, condition and repair (a) all portions of the Premises (including all Premises Improvements and Tenant’s Property); (b) all portions of any Base Building Systems located within the Premises (i.e., the distribution portions as opposed to the main loop); and (c) all Premises Systems. Tenant shall cause any repair or maintenance work affecting the Base Building Systems to be performed solely by contractors approved by Landlord for the performance of such work. If Landlord performs any of Tenant’s maintenance or repair obligations hereunder, whether at Tenant’s request or because of any Default by Tenant in the performance thereof, Tenant shall reimburse Landlord all Landlord’s costs in connection therewith in accordance with the terms of Article 25. Subject to the provisions of Article 19, Landlord shall maintain, repair, and keep in reasonably good condition (a) all Project Improvements; (b) the Base Building Systems located outside the Premises; and (c) the Base Building Improvements. Subject to the provisions of Section 14.7, Tenant shall reimburse Landlord upon demand for all costs and expenses incurred by Landlord for the repair of any damage to the Premises or the Project caused by the negligence or willful misconduct of Tenant or any Tenant Party. Tenant shall promptly report in writing to Landlord any defective condition known to Tenant which Landlord is required to repair. Tenant waives all rights to make repairs at the expense of Landlord or to terminate this Lease, as provided in California Civil Code §§1941 and 1942, and 1932(l), respectively, and any similar Law.

13. ASSIGNMENT AND SUBLETTING

13.1 Definitions

“Transfer” means any assignment, sale, mortgage, pledge, encumbrance, conveyance, or other transfer of all or any part of the leasehold estate granted to Tenant under this Lease; any sublease of the Premises or any portion thereof; any granting of permission to any person other than Tenant to occupy the Premises; any merger, division, consolidation or liquidation of Tenant or of any parent of Tenant that results in a change of control over Tenant (including new management or other changes in decision-making authority); or any dissolution of Tenant (unless, in the case of any partnership or limited liability company, such entity is immediately reconstituted following such dissolution). If Tenant is any entity other than a publicly traded corporation, the term “Transfer” also means any transfer of twenty-five percent (25%) or more of the ownership interests in Tenant, or of the unencumbered assets of Tenant, whether such transfer is effected voluntarily, involuntarily, or by operation of Law. “Transferee” means any person to whom Tenant Transfers any right or interest hereunder. Notwithstanding anything in this Section 13.1 to the contrary, subject to satisfaction of the terms and conditions of this paragraph, the following events (each a “Permitted Transfer”) shall not be subject to Landlord’s rights under Sections 13.2, 13.3 or 13.5 hereof: the voluntary transfer of twenty-five percent (25%) or more of the ownership interests in Tenant, or the sale of substantially all of the assets of Tenant (including this Lease), in each case in connection with the merger, change in control (including a transfer of ownership interests in Tenant in connection with an initial public offering of Tenant’s stock on a major exchange) or the sale of the business of Tenant as a going concern (and which sale, merger or change in control transaction is not undertaken for the purpose of circumventing the requirements to obtain Landlord’s consent), and provided that (i) the net worth (excluding goodwill) of the transferee or of Tenant (on a consolidated return basis, if applicable), as the case may be, determined in accordance with generally accepted accounting principles and practices, immediately after the transaction is not less than the greater of the net worth of Tenant (excluding goodwill) as of the Commencement Date or for the one-year period immediately prior to the transaction; and (ii) there shall be no change in the Permitted Use set forth in the Summary; and (iii) Tenant shall not be released from liability under this Lease and the transferee, if applicable, shall assume in writing all of the obligations and covenants of Tenant under this Lease, whether arising prior to or after such transaction; and (iv) Tenant shall provide Landlord with financial statements and other documentation reasonably requested by Landlord prior to the effectiveness of the Permitted Transfer transaction in order to enable

Landlord to confirm the satisfaction of the net worth test hereinabove provided. Tenant shall pay Landlord’s administrative and processing fees incurred by Landlord in connection with any Permitted Transfer.

13.2 No Transfer Without Consent; Standards

Tenant shall not make or permit to be effected any Transfer without Landlord’s prior written consent. Landlord shall not unreasonably withhold its consent to any proposed sublease or assignment; however, Landlord may, in its sole discretion, withhold consent to any other Transfer (including any assignment by Tenant of any security interest in this Lease or the Premises). In determining whether to consent to any proposed Transfer, Landlord may consider all reasonable criteria, and Landlord shall be deemed to have reasonably withheld consent to any proposed Transfer if any Superior Interest Holder with the right to withhold consent to such proposed Transfer refuses to consent thereto; or if, in Landlord’s reasonable business judgment: (a) the proposed Transferee’s character, reputation, credit history, or business is inconsistent with the character or quality of the Project; (b) the proposed Transferee or its business is subject to compliance with any Law which would require new construction anywhere in the Project, including in the Premises; (c) the proposed Transferee is a Governmental Authority or an instrumentality of one; (d) the proposed Transferee’s use of the Premises would be different than the Permitted Use; (e) the proposed Transferee’s use of the Premises would result in significantly increased pedestrian traffic to or in the Building, or would require increased Project or Building services or increased demands on Parking Facilities; (f) the proposed Transferee is a Telecommunications Provider, or intends to use the Premises or any portion thereof for server space for the provision of Telecommunications Services; (g) the proposed Transferee’s financial condition is inadequate to support its prospective obligations under the terms of the instruments evidencing the proposed Transfer; (h) the proposed Transfer would cause Landlord to be in violation of any other agreement to which Landlord is a party, or would give any tenant in the Project a right to cancel or modify the existing terms of its occupancy; or (i) the proposed Transferee (or any of its affiliates) is a tenant under any lease for other space in the Project, or has negotiated with Landlord to lease space in the Project within the six (6) months preceding Tenant’s Transfer request.

13.3 Conditions to Consideration of Request to Transfer

Landlord shall have sixty (60) days (the “Review Period”), to respond to any request for consent to any proposed Transfer, during which period Landlord may consent, refuse consent, consent conditionally, or exercise its rights under Section 13.4. Landlord’s failure to respond within the Review Period shall constitute Landlord’s refusal to consent to the proposed Transfer. The Review Period shall commence upon delivery to Landlord of all the following documents, information and payments:

(a) Business Information

Tenant shall provide Landlord with a statement containing (i) the name and address of the proposed Transferee; (ii) the proposed Transferee’s bank and credit references; (iii) the proposed Transferee’s financial statements, prepared in accordance with generally accepted accounting principles (“GAAP”); (iv) all of the material terms and conditions of the proposed Transfer, including the proposed commencement and expiration dates, the precise area of the Premises subject thereto; (v) an itemized statement detailing all costs and expenses Tenant expects to incur in connection with the proposed Transfer; and (vi) an itemized statement detailing all monetary and non-monetary consideration to be received by Tenant or any other party in connection therewith.

(b) Transfer Documentation

Tenant shall deliver to Landlord an original assignment or sublease executed by Tenant, the proposed Transferee, and all Guarantors, if any, of Tenant’s obligations under this Lease. Such document shall be in form and substance acceptable to Landlord, and shall expressly provide, among other things, that: (i) the Transferee assumes all of Tenant’s obligations under this Lease (relating, in the case of a sublease, only to those portions of the Premises which are subject to such sublease); (ii) neither the current Transfer nor any subsequent Transfer (irrespective of whether Tenant is a party thereto) shall relieve Tenant or any Guarantor of any obligation or liability arising out of this Lease; and (iii) the Transfer shall not be deemed effective for any purpose unless and until Landlord’s written consent thereto is obtained; and (iv) if the Transfer is an assignment, no modification of the terms of the Lease between Landlord and the Transferee (including the extension of time for performance or the waiver of any obligation to be performed by the Transferee) will operate to release Tenant or any Guarantor of its obligations with respect to this Lease, and, in the case of an assignment, all of the Tenant’s rights in the Security Deposit are, as of the effective date of the Transfer, the sole property of the Transferee.

(c) Payment of Expenses

Tenant shall deliver to Landlord the sum of $1,000.00 as a processing fee to reimburse Landlord for the administrative costs of reviewing the information provided under Paragraph 13.3(a), and the amount of legal, accounting and other professional fees and costs which Landlord reasonably estimates it will incur in connection with the review and negotiation of documents provided under Paragraph 13.3(b). Tenant’s payment of the actual amount of all such fees and costs shall be a condition precedent to the effectiveness of the proposed Transfer.

13.4 Effect of Consent

Neither any Transfer (including any subsequent Transfer, irrespective of whether Tenant, any Transferee or any Guarantor is a party thereto), nor any consent of Landlord thereto, shall operate to relieve Tenant, any Transferee, or any Guarantor of such party’s liability for the payment of all Rent and the performance of all other obligations under or arising out of this Lease. With respect to any Transfer that is an assignment of the Lease, no modification of the terms of the Lease between Landlord and any Transferee (including any extension of time for performance or any waiver of any obligation to be performed) will operate to so release Tenant, any prior Transferee or any Guarantor.

13.5 Recapture Rights

Landlord shall have the option, to be exercised by Notice to Tenant prior to expiration of the Review Period, to (a) terminate this Lease effective as of the commencement date of the proposed Transfer (provided, that if the proposed Transfer is a sublease, such termination shall be limited to the area of the Premises proposed to be sublet); or (b) sublease or take an assignment, as the case may be, from Tenant of the interest, or any portion thereof, in this Lease or the Premises that Tenant proposes to Transfer, on the same terms and conditions as stated in the proposed Transfer agreement, and no such subleasing or assignment to Landlord shall work a merger. If Landlord makes an election described under clause (a) or (b) above, then Landlord shall have the right (but not the obligation) to negotiate directly with the proposed Transferee and to enter into any agreement with such party on such terms as may be acceptable to Landlord in its sole discretion, and Tenant waives any and all Claims against Landlord related thereto. Notwithstanding anything to the contrary in the foregoing, the terms of this Section 13.5 shall not be applicable with respect to any Transfer proposed by Tenant during the Term of this Lease expiring on October 31, 2006.

13.6 Transfer Premium

As a condition to Landlord’s consent to any Transfer, Tenant shall pay Landlord, as Additional Rent, fifty percent (50%) of any Transfer Premium. “Transfer Premium” means all Base Rent, additional rent, and all other consideration payable by each Transferee in connection with its respective Transfer (including key money, bonus money, and any payment in excess of fair market value for goodwill, services rendered by Tenant to Transferee, or any of Tenant’s Property), after deducting therefrom: (a) the Base Rent and Expenses Increases payable by Tenant under this Lease for the portion of the Premises to be transferred during the period subject to the Transfer; and (b) actual and reasonable leasing commissions and improvement costs paid by Tenant in connection with the Transfer. The Transfer Premium shall be calculated and paid by Tenant monthly on a cash basis, along with Tenant’s payment of Base Rent. Within ten (10) days following the effective date of the Transfer, Tenant shall furnish a complete statement, certified by an independent certified public accountant or Tenant’s chief financial officer, and sworn to by Tenant, describing in detail the consideration payable by the Transferee in connection with the Transfer and the computation of the Transfer Premium payable by Tenant to Landlord, all of which shall be determined in accordance with generally accepted accounting principles. All books and records of Tenant which are reasonably necessary in order to perform an audit to determine whether the Transfer Premium was correctly calculated shall be made available to Landlord for review or audit upon request. If Landlord’s independent certified public accountant finds that the Transfer Premium for any Transfer has been understated, Tenant shall, within thirty (30) days following Notice from Landlord, pay the deficiency and Landlord’s costs of such audit. Any understatement by Tenant of the Transfer Premium by more than ten percent (10%), shall, at Landlord’s option, constitute an Event of Default by Tenant.

13.7 Right to Collect Rent Directly

If this Lease is assigned, whether or not in violation of the provisions of this Lease, Landlord may collect Rent from the assignee. If the Premises or any part thereof is sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord may, after any Default by Tenant (or if Tenant becomes insolvent), collect from the subtenant or occupant all amounts due from such party to Tenant. Tenant hereby authorizes and directs any Transferee to make payments of rent or other consideration directly to Landlord upon receipt of any Notice from Landlord requesting such action. Landlord may apply all such amounts collected to Rent due or coming due hereunder, and no such collection or application shall be deemed a waiver of any of Landlord’s rights or remedies hereunder, or the acceptance by Landlord of such party as a permitted Transferee, or the release of Tenant or any Guarantor from any of its obligations under or in connection with this Lease. The consent by Landlord to any Transfer shall not relieve Tenant from obtaining the express written consent of Landlord to any other Transfer. The listing of any name other than that of Tenant on any door of the Premises or on any directory or in any elevator in the Building, or otherwise, shall not operate to vest in the person so named any right or interest in this Lease or in the Premises, or be deemed to constitute, or serve as a substitute for, or any waiver of, any consent of Landlord required under this Section.

13.8 Reasonableness of Restrictions

Tenant acknowledges and agrees that the restrictions, conditions and limitations imposed by this Article 13 on Tenant’s ability to Transfer any interest under this Lease or in the Premises are, for the purposes of California Civil Code §§1951.4 and 1995.010 et seq. (as such Laws may be amended from time to time), and for all other purposes, reasonable at the time that the Lease was entered into, and shall be deemed to be reasonable at the time that Tenant seeks the consent of Landlord to any proposed Transfer. Tenant hereby waives and relinquishes any present or future right (including any right under California Civil Code §1995.310 or any similar Law) to cancel or terminate this Lease in the event Landlord is determined to have unreasonably withheld or delayed its consent to a proposed Transfer.

14. RISK ALLOCATION AND INSURANCE

14.1 Definitions

The following terms are hereby defined as follows. “Claims” means claims, demands, suits, actions, causes of action (whether in contract or in tort, at law or in equity, or otherwise), liabilities, injuries, losses, damages, proceedings, judgments, liens, charges, assessments, fines, penalties, costs and expenses (including attorney and expert witness fees and costs, including those incurred in connection with matters on appeal). “Tenant Protected Parties” means Tenant, its partners, shareholders, members, managers, directors, officers, employees and agents. “Landlord Protected Parties” means Landlord, its beneficiaries (if Landlord is a land trust), its agents for asset and property management, and all of such parties’ respective partners, shareholders, members, managers, directors, officers, employees and agents.

14.2 Risk Allocation Intent

The parties desire, to the extent permitted by Law, to allocate certain risks of personal injury, bodily injury or property damage, and risks of loss of real or personal property by reason of fire, explosion or other casualty, and to provide for the responsibility for insuring such risks. To the extent any Claim arising out of or resulting from any accident, event, casualty or other occurrence (each, an “Event”) is actually insured or required under the terms of this Lease to be insured, it is the intent of the parties that such Claim be covered by insurance, without regard to the fault of any Tenant Protected Parties or Landlord Protected Parties, except as otherwise expressly provided in Section 15. Accordingly, as between the Landlord Protected Parties and the Tenant Protected Parties, such risks are allocated as follows:

(a)	Tenant shall bear the risk of bodily injury (including death), personal injury, and damage to property of third persons arising out of or resulting from Events occurring within the Premises or within any other area of the Building which is leased to or otherwise exclusively occupied by Tenant, irrespective of the fault of any Landlord Protected Party. Such risks shall be insured as provided in Section 14.4.

(b)	Landlord shall bear the risk of bodily injury (including death), personal injury, and damage to the property of third persons arising out of or resulting from Events occurring in the Building or on the real property of which the Building is a part (other than in the Premises or in other space leased to or occupied by tenants or third parties), to the extent such Event results from the negligence or willful misconduct of any Landlord Protected Party. Such risks shall be insured as provided in Section 14.3.

(c)	Tenant shall bear the risk of loss of, damage to, or destruction of all contents, trade fixtures, machinery, furniture, fixtures, equipment and other personal property in the Premises or otherwise in the care, custody and control of Tenant arising out of or resulting from any Event required to be insured against as provided in Section 14.4.

(d)	Landlord shall bear the risk of damage to the Building arising out of or resulting from any Event required to be insured against as provided in Section 14.3.

Notwithstanding the foregoing, provided the party required to bear the risk described in subparagraph (a) or (b) above (the “At Risk Party”) does not default in its obligation to carry the insurance coverage required under this Lease, if the other party (the “At Fault Party”) is at fault for any actual loss suffered by the At Risk Party, then to the extent that such loss (i) is occasioned by an Event of the type described in subparagraph (a) or (b) above, and exceeds the amount of insurance coverage required to be carried by the At Risk Party (or the amount of insurance actually carried, if greater than the amount required), or (ii) results from an Event neither required to be insured against nor actually insured against, the At Fault Party shall pay for the uncovered portion of such loss.

14.3 Landlord’s Insurance

During the Term, Landlord shall maintain (a) commercial property insurance, insuring the Building and all other improvements on the Project for an agreed amount not less than ninety percent (90%) of full replacement cost, with coverage no less broad than that provided under the ISO Broad Causes of Loss Form (CP 10 20); and (b) commercial general liability insurance, written on an occurrence basis, with coverage no less broad than that provided under ISO 1996 form CG 00 01 (without any endorsement which would have the effect of reducing or eliminating the contractual liability, cross-liability, insured employee, or any other coverage provided under such form), in an amount not less than Five Million Dollars ($5,000,000.00) combined single limit per occurrence/aggregate. In addition, Landlord may carry such other types of insurance with such coverage limits as Landlord deems to be prudent, desirable or necessary from time to time. All Landlord’s insurance policies may be subject to such deductibles or self-insured retentions as Landlord shall determine in the exercise of its sole discretion.

14.4 Tenant’s Insurance

During the Term, Tenant shall, at Tenant’s sole cost and expense, obtain and keep in full force and effect all of the following insurance coverages:

(a)	Property insurance covering all Tenant’s contents, trade fixtures, machinery, equipment, furniture and furnishings in the Premises (or elsewhere in or about the Building), including contents which are the property of third parties but which are in the care, custody or control of Tenant, all Premises Improvements and all Alterations, for an agreed amount not less than 100% of their replacement cost (without regard to the value of any use interest of Tenant therein), and with coverage no less broad than that provided under the ISO Broad Causes of Loss Form (CP 10 20);

(b)	Loss of income, extra expense and business interruption insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils required to be insured against under subparagraph (d) above for a period not less than twelve (12) months;

(c)	Commercial general liability insurance, written on an occurrence basis, with coverage no less broad than that provided under ISO 1996 form CG 00 01 (without any endorsement which would have the effect of reducing or eliminating the contractual liability, cross-liability, insured employee, or any other coverage provided under such form), in an amount not less than Five Million Dollars ($5,000,000.00) combined single limit per occurrence/aggregate. Umbrella liability insurance may be used to achieve the above minimum liability limits, provided that the policy coverages are absolutely concurrent;

(d)	Automobile liability insurance with coverage at least as broad as that provided on ISO form CA 00 01, and including owned, non-owned and hired vehicle coverages, with minimum limits of One Million Dollars ($1,000,000.00) combined single limit;

(e)	If any goods not owned by Tenant are stored in or shipped from the Premises, warehousemen’s or carriers’ legal liability insurance with limits no less than the aggregate value of all such goods. All receipts, bills of lading, consignment agreements or other agreements with persons depositing any such goods with Tenant for storage or shipment shall require such persons to (a) insure such goods substantially in the same manner and to the same extent that Tenant is required hereunder to insure its own personal property in the Premises, and (b) waive and release all Claims and rights of recovery against Landlord (including any rights in the nature of subrogation) arising out of any damage or loss to, or destruction of, such goods irrespective of the cause;

(f)	Prior to the sale, storage, consumption or service (whether free or for charge) of any alcoholic beverages on or from the Premises by Tenant or any other person (which activity is absolutely prohibited unless Landlord expressly consents thereto in writing, which consent may be withheld in Landlord’s sole discretion), Tenant shall obtain liquor liability insurance covering Tenant and all Landlord Protected Parties against any and all risks associated with the sale, storage, consumption or service of alcoholic beverages on or from the Premises. Such policy or policies of insurance shall have a minimum combined single limit of One Million Dollars ($1,000,000.00) per occurrence, covering bodily injury, loss of life, injury to means of support, and property damage;

(g)	Worker’s compensation insurance as required by law, and employers’ liability insurance with minimum limits of at least One Million Dollars ($1,000,000.00); and

(h)	During the course of construction of any Alterations, Tenant shall maintain, at its sole cost and expense, builders’ risk insurance for the amount of the completed value of the Alterations on an “all-risk” non-reporting form covering all Alterations under construction, including building materials, and other insurance in amounts and against such risks as Landlord shall reasonably require in connection with the Alterations. Tenant shall cause each of its contractors and subcontractors to maintain (a) workers’ compensation insurance required by law; (b) employers’ liability insurance with minimum limits of at least One Million Dollars ($1,000,000.00); and (c) commercial general liability insurance with minimum coverage limits of at least Two Million Dollars ($2,000,000.00) combined single limit per occurrence/aggregate, and otherwise meeting the same policy requirements (as set forth below) as are applicable to Tenant’s insurance policies.

14.5 Policy Requirements

Each policy of insurance required to be carried by Tenant shall be written on a form satisfactory to Landlord; and shall be issued by a company rated not less than A:X in Best’s Insurance Guide and authorized to do insurance business in the State where the Building is located. All Tenant’s liability policies shall name as additional insureds (a) Landlord, (b) Landlord’s agents for asset and property management (which agents, as of the date hereof are AEGON USA Realty Advisors, Inc. and Lowe Enterprises Real Estate Group, respectively), (c) the holders of any Superior Interests of which Tenant has been given notice, and (d) all Tenant Protected Parties who are not automatically included as additional insureds under such policies. Landlord and any Superior Interest Holders designated by Landlord shall be named as additional insureds (or as mortgagee, as required), as their interests may appear. Tenant may provide any of its required insurance coverage under blanket policies, but only upon furnishing Landlord with a “per location” endorsement confirming that such coverage shall not be limited, diminished, or reduced as a result thereof. Tenant shall structure its property and business income insurance policies so that no coinsurance penalty shall be imposed and no valuation shortfalls shall occur. No deductible (including any self-insured retention) under any policy of insurance carried by Tenant shall exceed Ten Thousand Dollars ($10,000.00). If Tenant fails to procure or maintain insurance coverages as provided above, or fails to timely deliver any certificates or policies as required by this Lease, Landlord shall have the right (but not the obligation) to procure and maintain coverage, and Tenant shall pay Landlord all costs in connection therewith as Additional Rent within ten (10) days following Landlord’s invoice therefor. Tenant shall, at its own expense, procure and maintain any additional insurance coverage that Landlord or the holder of any Superior Interest may reasonably require from time to time; provided, however, Landlord shall not require any subsequent modification to Tenant’s insurance coverage that would result in such coverage exceeding the scope or amount of coverage typically being required by institutional landlords for comparable tenants entering into new leases for comparable amounts of space for comparable uses in the greater metropolitan area in which the Building is located. All Tenant’s liability insurance shall be primary, and any liability insurance carried by Landlord, any Landlord Protected Party, and the holder of any Superior Interest shall be strictly excess, secondary, and noncontributing with any insurance carried by Tenant. No insurance coverage limits shall limit the liability of Tenant, and no act or omission of Tenant shall limit, void or otherwise reduce the obligation of any insurer to pay the amount of the loss sustained. Tenant shall be solely responsible for the payment of all premiums for its insurance policies and no additional insured, loss payee or mortgagee shall have any obligation therefor.

14.6 Evidence of Coverage

Certificates of insurance evidencing Tenant’s insurance and issued by a duly authorized agent shall be delivered to Landlord not less than ten (10) days prior to the earlier of the Commencement Date or the date Tenant enters the Premises for the purpose of performing any installations or other work therein. Within ten (10) days following written notice from Landlord, Tenant shall provide Landlord with a certified copy of any insurance policy or policies required hereunder. No insurance policy required to be carried by Tenant shall be subject to cancellation or modification except upon thirty (30) days prior written notice from the insurance carrier to Landlord, and to all other parties named in such policy as additional insured, loss payee, mortgagee, or any other designation. Tenant shall furnish Landlord with a replacement certificate (and, at Landlord’s option, evidence of premium payment) evidencing the uninterrupted continuation of each insurance policy not less than thirty (30) days prior to its expiration.

14.7 Releases; Waivers of Subrogation

Landlord and Tenant each waive and release all Claims and all rights of recovery against the other for any loss or damage that may occur to the Premises, the Project, and the parties’ respective fixtures and personal property, arising from any cause that (i) is required to be insured against under the terms of this Lease by the party suffering the loss, regardless of whether such insurance is actually carried; or (ii) is actually insured against under any insurance carried by such party, regardless of whether such insurance is required hereunder. To the fullest extent permitted by law, each party’s waiver and release shall apply irrespective of the cause or origin of the claim, including the negligence of the other party or of any person acting at the direction or under the control of such party. The parties agree that the foregoing waiver shall be binding upon their respective property and business income insurance carriers, and (except for any insurance policy which provides that the insured thereunder may effectively waive subrogation without further action on the part of the insured) each party shall obtain any endorsements or take such other action as may be required to effect such insurer’s waiver of subrogation under each such policy. Notwithstanding the foregoing, if such Landlord Insured Casualty is caused by the negligence or willful misconduct of Tenant or any Tenant Parties, Tenant shall reimburse Landlord, as Additional Rent, within ten (10) days following Landlord’s invoice therefor, all deductible amounts and other expenses payable by Landlord in connection with such Landlord Insured Casualty which are not covered by the proceeds of Landlord’s property or business income insurance.

15. INDEMNIFICATION; CONSEQUENTIAL DAMAGES

Except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents or employees, Tenant shall defend, protect, indemnify and hold harmless Landlord and each of the Landlord Protected Parties from and against any and all Claims from any cause arising out of or relating (directly or indirectly) to this Lease, the tenancy created under this Lease, or the Premises, including (a) the use or occupancy, or manner of use or occupancy, of the Premises during the Term (including any period following expiration or termination of the Lease but prior to Tenant’s vacating of the Premises); (b) any negligent or willfully wrongful act or omission of Tenant, its agents, employees or contractors, or by anyone else acting at the direction, with the permission, or under the control of Tenant; (c) any breach of or default under this Lease by Tenant; (d) the conduct of Tenant’s business, including the use of the Premises or any part thereof for storage or shipment of goods not belonging to Tenant; and (e) any action or proceeding brought on account of any matter described above. In addition, to the fullest extent permitted by law, and as a material part of the consideration to Landlord for this Lease, Tenant hereby releases Landlord, and all Landlord Parties, from responsibility for, waives Tenant’s entire claim of recovery for, and assumes all risk of: (x) damage to property or injury to persons (including death) in the Premises from any cause whatsoever, (y) damage to property or injury to persons (including death) as a result of Events occurring outside the Premises, except to the extent the risk thereof is assumed by Landlord under the provisions of Section 14.2 of the Lease, and (z) business interruption or other consequential damages. No defense, indemnification or hold harmless obligations hereunder shall relieve any insurance carrier of its obligations under any insurance policies carried by either party pursuant to this Lease. The indemnification obligations hereunder shall survive the expiration or earlier termination of this Lease until all Claims involving any of the indemnified matters are fully, finally, and absolutely barred by the applicable statutes of limitations. The prevailing party shall be entitled to recover its actual attorney fees and court costs incurred in enforcing such indemnification obligations.

16. DAMAGE AND DESTRUCTION

16.1 Definitions

(a)	“Casualty Damage” means any damage or destruction of property owned by Landlord or Tenant and resulting from fire, earthquake, or any other identifiable event of a sudden, unexpected or unusual nature (each, a “Casualty”).

(b)	“Insured Casualty” means any Casualty Damage that (a) is required by the terms of this Lease to be insured against, regardless of whether such insurance is actually carried; or (b) is actually insured against, regardless of whether such insurance is required hereunder. “Landlord Insured Casualty” means any Casualty Damage insured against or required to be insured against by Landlord; and “Tenant Insured Casualty” means any Casualty Damage insured against or required to be insured against by Tenant.

(c)	“Base Building Improvements” means the following: (i) the Building shell and exterior, (ii) the Building core area, including necessary Base Building Systems within the core, stubbed out to the face of the core wall at locations determined by Landlord, (iii) finished core area toilet rooms, including necessary plumbing fixtures, ceramic tile floors, accessories, ceilings and lighting, (iv) unpainted exterior dry wall or lath and plaster covering the exposed side of all exposed core walls, core and perimeter columns, and the interior exposed side of all exterior building wall areas except at the under windows, (v) public stairways, (vi) passenger and freight elevators, and finished elevator lobbies, (vii) ground floor lobbies, (viii) loading docks, and (ix) drinking fountains required by applicable building codes. “Base Building Improvements” does not include any Premises Systems, any Premises Improvements (whether Building Standard or otherwise), or any item or improvement that was not part of the Base Building Improvements prior to the occurrence of a Casualty except to the extent any Governmental Authority requires the installation of such additional item or improvement as a condition to permitting or approving any portion of Landlord’s Restoration Work.

(d)	“Project Improvements” means Parking Facilities, exterior plazas, sidewalks, driveways, landscaping, lighting, amenities and all other improvements within the Project that are not located within the Building.

(e)	“Premises Improvements” means all Alterations, Premises Systems, Tenant Improvements, and other improvements in the Premises (irrespective of whether the cost thereof was originally borne by Landlord or Tenant) which are not Base Building Improvements, including the following: (i) ceilings and lighting in the Premises; (ii) floor finish in the Premises (except elevator lobbies and public corridors on single-tenant floors and core area toilet rooms); (iii) interior finishes of any kind within the Premises (except elevator lobbies and public corridors on single-tenant floors and core area toilet rooms); (iv) interior partitions, doors, and hardware within the Premises; (v) terminal boxes and reheat coils or other HVAC or air distribution devices, including distribution ductwork and controls beyond the core of the Building; (vi) Tenant’s furniture, fixtures and equipment, including telephones, computers and cabling therefor; (vii) distribution of electrical, plumbing, or other utility services from the Building core (including sprinklers); (viii) domestic hot water heater and associated hot water piping; (ix) any and all signs for Tenant and the power therefor; (x) security, fire and life-safety systems throughout the Premises, including exit signs, intercoms and extinguishers; and (xi) window coverings.

(f)	“Landlord’s Restoration Work” means all repair and restoration required under this Lease to be performed at Landlord’s expense following the occurrence of any Casualty. “Tenant’s Restoration Work” means all repair and restoration required under this Lease to be performed at Tenant’s expense following the occurrence of any Casualty.

16.2	Notices of Casualty Damage and Repair Periods

Tenant shall promptly give Notice to Landlord of any Casualty Damage affecting the Premises or Tenant’s access thereto. Within (a) sixty (60) days thereafter, Landlord shall provide Notice to Tenant (the “Repair Period Notice”) indicating the estimated time required (from the date of the Casualty) for Substantial Completion of Landlord’s and Tenant’s Restoration Work (the “Repair Period”). If Landlord has a right to terminate the Lease as a result of the Casualty Damage, the Repair Period Notice shall confirm Landlord’s election to either exercise such termination right or to continue the Lease in effect. If neither Landlord nor Tenant elects to terminate the Lease as permitted under Section 16.3 or Section 16.4, respectively, this Lease shall remain in full force and effect, and Landlord shall (subject to delays caused by the insurance adjustment process and other Force Majeure Delays) promptly commence and diligently complete Landlord’s Restoration Work. If this Lease is so terminated by either party, the termination shall be effective thirty (30) days following Notice of such election. Subject to the terms of Section 16.5, Tenant shall pay Base Rent and Tenant’s Share of Expense Increases through the date of termination. Landlord and Tenant hereby waive the provisions of California Civil Code §§1932(2), 1933(4), 1941 and 1942, and the provisions of any similar Law now or hereinafter in effect which would permit termination of a lease or the right to make repairs at the Landlord’s expense upon destruction of or damage to leased premises, and agree that the provisions of this Article 16 shall govern exclusively in the event of any Casualty Damage.

16.3 Landlord’s Option To Terminate or Repair

Landlord may terminate this Lease as a result of any Casualty Damage to the Project, or any portion thereof, if (a) in Landlord’s reasonable estimation, the Repair Period would exceed three hundred sixty (360) days (calculated without overtime labor) from the date Tenant gave Landlord Notice of the Casualty Damage; (b) such Casualty Damage is insured, but the estimated cost of Landlord’s Restoration Work exceeds the amount of insurance proceeds available for such purpose under Landlord’s property insurance, excluding any deficiency caused by the applicable Landlord Deductible Amount, (c) such Casualty Damage is uninsured because such insurance coverage was, as determined by Landlord in the exercise of its reasonable business judgment, not readily obtainable at a commercially reasonable premium under existing insurance market conditions at the time of the Casualty, and the estimated cost of Landlord’s Restoration Work exceeds the amount that would have been payable as the applicable Landlord Deductible Amount if such Casualty Damage had been insured; (d) the estimated cost of Landlord’s Restoration Work, irrespective of whether such Casualty Damage is covered by insurance, exceeds twenty-five percent (25%) of the full replacement cost of the Building (provided, however, that if the Casualty Damage is covered by Landlord’s property insurance, Landlord exercises such termination right in a non-discriminatory manner); (e) the Building cannot be restored except in a substantially different structural or architectural form; (f) Project Improvements necessary to the efficient operation of the Building cannot be adequately restored to their necessary function; (g) any Superior Interest Holder does not allow Landlord to use sufficient proceeds to perform Landlord’s Restoration Work; or (h) the Casualty occurs within the twelve (12) month period preceding the Expiration Date, unless Tenant has timely exercised any applicable Option to Extend.

16.4 Tenant’s Option To Terminate

Tenant may elect to terminate this Lease as a result of any Casualty Damage materially adversely affecting Tenant’s ability to conduct business in or gain access to the Premises if (a) the Repair Period Notice indicates that the portion of Landlord’s and Tenant’s Restoration Work cannot reasonably be expected to be Substantially Completed within one hundred eighty (180) days from the date of the Casualty; or (b) the Casualty occurs within the twelve (12) month period preceding the Expiration Date and would result in Tenant being unable to gain access to or conduct business in the Premises for a period of at least sixty (60) consecutive days. Tenant shall provide Landlord with Notice of any such election by Tenant to terminate the Lease (“Tenant’s Termination Notice”) within ten (10) days following Tenant’s receipt of the Repair Period Notice. If Tenant does not provide Landlord with Tenant’s Termination Notice within such ten (10) day period, Tenant shall be deemed to have elected not to terminate the Lease. Notwithstanding the foregoing, however, Tenant’s Termination Notice shall be void and of no effect if within twenty (20) days after receiving Tenant’s Termination Notice, Landlord offers to provide Tenant with temporary or permanent space in the Project which is substantially similar in size to the Premises.

16.5 Rent Abatement Due to Casualty

If, as a result of any Landlord Insured Casualty, Tenant is unable to gain access to or conduct business in the Premises, Tenant shall be entitled to a proportionate abatement of Base Rent from the date of the Landlord Insured Casualty through the date the Lease is terminated or the earlier of (i) the date Tenant occupies the Premises; or (ii) the date Landlord’s and Tenant’s Restoration Work is Substantially Completed (or, in the event of any Tenant Delay, the date all such work would have been so completed in the absence of such Tenant Delay). The amount of such abatement shall be equal to the product of the Base Rent and Expense Increases payable during the restoration period, multiplied by a fraction, the numerator of which is the RSF of that portion of the Premises which is rendered unusable by the Landlord Insured Casualty, and the denominator of which is the RSF of the entire Premises. In the case of any temporary space provided by Landlord pursuant to this Article, such abatement shall be equal to the amount by which the Base Rent plus Tenant’s Share of Expense Increases payable for the Premises from the Casualty Notice Date through the Tenant Improvements Completion Date, exceeds the fair market base rental value of such temporary space plus the equitably adjusted (based on rentable square feet) Tenant’s Share of Expense Increases for such temporary space. Tenant’s right to an abatement of Base Rent as described in this Section 16.5 shall be Tenant’s sole remedy in connection with any Casualty Damage described in this Article 16 and the repair thereof, and Tenant shall have no claim for, and hereby releases Landlord and all Landlord Parties from all Claims arising out of any Casualty Damage to the Premises, the Building or the Project or the repair or restoration thereof, including any cost, loss or expense resulting from any loss of use or any inconvenience or annoyance thereby occasioned.

16.6 General Repair and Restoration Obligations

In the event of any Casualty Damage, provided this Lease is not terminated by either party pursuant to the terms of this Article 16, Landlord shall (subject to delays caused by the insurance adjustment process and other Force Majeure Delays) promptly commence and diligently complete, at Landlord’s expense (subject to Landlord’s right to include Landlord Deductible Amounts in Expenses), the repair and restoration of those Base Building Improvements and Project Improvements located in or directly serving the Premises (including those Base Building Improvements and Project Improvements which are reasonably necessary for access to the Premises and Parking Facilities). Such repair or restoration shall be to substantially the same condition as existed prior to the occurrence of the Casualty; provided, however, Landlord may make any modifications which are (a) required by Laws, (b) required by any Superior Interest Holder (provided the Premises is not materially adversely affected), or (c) deemed by Landlord to be necessary or desirable and approved by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed, and provided that, upon completion, access to the Premises and the Parking Facilities is not materially impaired. Upon the occurrence of any Casualty Damage to the Premises Improvements, if the Lease is not terminated, Tenant shall deposit into a third party escrow account reasonably acceptable to Landlord all insurance proceeds payable to Tenant under Tenant’s insurance required under Section

14.4 or otherwise, and Landlord shall repair such Casualty Damage and return the Premises Improvements to their original condition; provided, that if the cost of such repairs exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the portion of the repair costs not covered by such insurance proceeds (including any deductible or self-insured retention amounts under such policies) shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of such Casualty Damage. Landlord and Tenant shall each pay one half of the costs of such escrow, and funds therefrom shall be disbursed to Landlord (or to any party designated by Landlord) on a progress payment basis following receipt of conditional or unconditional lien releases (as appropriate), for all costs and expenses incurred by Landlord in connection with the repair of Casualty Damage to the Premises Improvements pursuant to a disbursement procedure approved by Landlord and Tenant, which approval shall not be withheld so long as such procedure reflects commercially reasonable disbursement standards for construction loans. Notwithstanding the foregoing, Landlord may elect, by Notice to Tenant given within sixty (60) days following the date Landlord has actual knowledge of the Casualty, that Tenant, at its sole cost and expense (subject to application of Tenant’s insurance proceeds), repair all Casualty Damage to the Premises Improvements and return the Premises Improvements to their original condition. Irrespective of whether Landlord or Tenant makes such repairs, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select non-affiliated, third party contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or any Tenant Parties, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, Tenant shall be entitled to a proportionate abatement of Base Rent and Expenses as provided in Section 16.5. Within thirty (30) days following completion of restoration of the Premises, Tenant shall be entitled to receive Tenant’s Excess Restoration Proceeds, if any. If this Lease is not terminated by either party as a result of the Casualty, “Tenant’s Excess Restoration Proceeds” means the difference between (a) the sum of all proceeds of Tenant’s property insurance and all uninsured costs of restoring the Premises Improvements paid by Tenant, including any deductible and self-insured retention amounts; and (b) all actual costs incurred in connection with the restoration (including any replacements) to their original condition of the Premises Improvements. If this Lease is terminated by either party as a result of any Casualty, “Tenant’s Excess Restoration Proceeds” means the difference between (a) the sum of all proceeds of Tenant’s property insurance and all uninsured costs of restoring the Premises Improvements not repaired, including any deductible and self-insured retention amounts; and (b) the sum of (i) all actual costs incurred in connection with the restoration (including any replacements) to their original condition of those Premises Improvements which Landlord elects to retain, and (ii) all additional costs incurred by Landlord in restoring the Premises to the condition in which Tenant would, in the absence of the Casualty, have been required to surrender it upon the expiration or sooner termination of the Lease. All Tenant’s obligations with respect to the assignment of insurance proceeds and payment for uninsured costs of restoring Premises Improvements, and all obligations of Landlord for the refund to Tenant of Tenant’s Excess Restoration Proceeds, shall survive the expiration or termination of this Lease.

17. CONDEMNATION

17.1 Termination as to Portion Taken

Subject to the Temporary Taking provisions of this Lease, if all or a part of the Premises is taken by any public or quasi-public authority (collectively, “Condemnor”), whether under the power of eminent domain or a conveyance by Landlord in lieu thereof (collectively, “Condemnation”), this Lease shall terminate as to any portion of the Premises so taken or conveyed on the date title or the right to possession vests in the Condemnor. Tenant waives the benefit of Sections 1165.110 through 1265.160 of the California Code of Civil Procedure, and agrees that the provisions of this Article 17 shall govern in the event of any Condemnation.

17.2 Partial Taking of Premises

If a portion of the Premises is taken by Condemnation and neither party exercises its right, if any, to terminate this Lease as a result thereof, Landlord shall restore the remaining portion of the Premises to an architectural whole, this Lease shall remain in effect as to the remaining portion of the Premises and the Base Rent for the Premises shall be reduced by an amount equal to the product of the monthly Base Rent in effect during the restoration period, multiplied by a fraction, the numerator of which is the rentable square footage of that portion of the Premises which is taken in the Condemnation, and the denominator of which is the rentable square footage of the Premises immediately prior to such Condemnation. Tenant’s Share shall also be proportionately reduced. If, after a partial Condemnation resulting in the taking of at least 35% of the Premises, Tenant is not reasonably able to continue the operation of its business in the Premises or if Landlord elects not to restore the remaining portion of the Premises to an architectural whole, this Lease may be terminated by either Landlord or Tenant upon Notice to the other within thirty (30) days following the Condemnation. Such Notice shall specify the date of termination, which shall be not less than thirty (30) or more than sixty (60) days after the giving of such Notice. If such Notice of termination is given, the Lease and all interest of Tenant in the Premises shall terminate as of the date specified in the Notice. “Temporary Taking” means a Condemnation of all or a portion of the Premises on a temporary basis, the duration of which will expire prior to the Expiration Date. Notwithstanding any other provision to the contrary in this Article 17, this Lease shall not terminate by reason of any Temporary Taking, but Tenant’s obligation to pay monthly Base Rent and Expenses for the portion of the Premises subject to such Temporary Taking shall abate for the period during which such Temporary Taking is in effect.

17.3 Partial Taking of Project

If any portion of the Project is taken by Condemnation, whether any portion of the Premises is taken or not, and Landlord (or any Superior Interest Holder) determines that it is not economically feasible to continue operating the Project or any Building or Buildings in which the Premises are located, then Landlord shall have the option, for a period of sixty (60) days following the Condemnation, to elect to terminate this Lease. If Landlord determines that it is economically feasible to continue operating such Building or Buildings following such Condemnation, then this Lease shall remain in effect, and Landlord shall, at Landlord’s expense, restore the remaining portions of the Project to an architectural whole. Any Notice by Landlord of its election to terminate the Lease pursuant to this Section shall specify the date of termination, which shall be not less than thirty (30) or more than sixty (60) days after the giving of such Notice. If such Notice of termination is given, the Lease and all interest of Tenant in the Premises shall terminate as of the date specified in the Notice.

17.4 Allocation of Compensation

Landlord shall be entitled to any and all compensation, damages, income, rent, awards, or any interest therein whatsoever which may be paid in connection with any Condemnation. Without limiting the generality of the foregoing, Tenant agrees that it shall have no claim against Landlord or the Condemnor for the value of any unexpired portion of the Term or for the value of any Premises Improvements, and Tenant hereby assigns all such claims to Landlord. Notwithstanding the foregoing, Tenant shall be entitled to make a separate claim directly to the Condemnor for Tenant’s relocation expenses and for any loss of or damage to Tenant’s Property, provided Landlord’s recovery for such Condemnation is not thereby diminished.

18. SIGNS

Landlord shall provide, at Landlord’s expense, one (1) Building Standard directory strip for each 1,000 RSF in the Premises in each directory located in the Building; and one (1) Building Standard identification sign at the entrance to the Premises; provided, however, any non-Building Standard signage or identification shall be deemed an Alteration, subject to the terms of Section 9.1, and any changes to the Building Standard signage requested by Tenant subsequent to the Lease Date shall be at Tenant’s sole cost and expense. Tenant shall not place or permit to be placed any lights, decorations, banners, signs, window or door lettering, advertising media, or any other item which can be viewed from the exterior of the Premises without obtaining Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion. Tenant shall remove any such items upon the expiration or sooner termination of this Lease, and shall repair any damage to the Premises or the Building caused by any installation, maintenance or removal of same, all at Tenant’s expense. If any such items are installed without Landlord’s consent, or are not timely removed, or repairs are not timely made, Landlord shall have the right (but not the obligation) to remove any or all of such items and/or repair any such damage or injury, all at Tenant’s sole cost and expense.

19. RIGHTS OF LANDLORD

19.1 Inspection

Landlord, its agents, employees and contractors, shall have the right to enter the Premises at all times to: (a) make inspections; (b) exhibit the Premises to prospective purchasers, lenders or tenants; (c) determine whether Tenant is complying with all of its obligations under this Lease; (d) supply janitorial and other services to be provided by Landlord to Tenant under this Lease; (e) post notices of non-responsibility; and (f) make repairs or improvements in or to the Building or the Premises. Tenant waives any claim for damages for any injury or inconvenience to, or interference with, Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned by such entry. Landlord shall at all times have and retain a key with which to unlock all of the doors in, on or about the Premises (excluding Tenant’s approved vaults, safes and similar areas designated by Tenant in writing in advance), and Landlord shall have the right to use any and all means which Landlord may deem proper to open such doors to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any such means, or otherwise, shall not under any circumstances be deemed or construed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from any part of the Premises. Such entry by Landlord shall not constitute a termination, or give rise to any right of abatement, of Tenant’s obligations under this Lease. If Landlord shall be required to obtain entry by means other than a key provided by Tenant, the cost of such entry shall by payable by Tenant to Landlord as Additional Rent within ten (10) days following Landlord’s demand therefor.

19.2 Landlord Rights

Landlord reserves the following rights, exercisable without Notice and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for offset or abatement of Rent, to (a) designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises and the general appearance of all areas of the Premises visible from the exterior, and contents thereof, including furniture, fixtures, wall and floor coverings, and decorations, and all changes, additions and removals thereto; (b) grant any party the exclusive right to conduct any business or render any service in the Building or Project, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purposes permitted under this Lease; (c) prohibit the placement of vending machines and video or other electronic games in the Premises; (d) have access for Landlord and other tenants of the Project to any mail chutes and boxes located in or about the Premises according to the rules of the United States Post Office and to discontinue any mail chute business in the Building or Project; and (e) retain at all times master keys or pass keys to the Premises.

19.3 Control of Project

All of the outside walls, windows and roof areas of the Project, and all space within the Premises used for shafts, stacks, pipes, conduits, ducts, electric or other utilities, Project facilities and Base Building Systems, along with the use thereof and access thereto, are reserved to Landlord. Landlord reserves the right from time to time to install, use, maintain, repair, relocate and replace pipes, ducts, conduits, wires, and appurtenant meters and equipment for service to the Premises or to other parts of the Project which are above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Building whether located within the Premises or elsewhere in the Project. Landlord shall have the right in its sole discretion, at any time and from time to time, without the same constituting a breach of Landlord’s covenant of quiet enjoyment or an actual or constructive eviction, and without incurring any liability to Tenant or otherwise affecting Tenant’s obligations under this Lease: (a) to change the location, size, shape and number of the Project’s driveways, entrances, parking spaces, Parking Facilities, hallways, corridors, lobby areas, walkways and other Common Areas; (b) to change the manner of ingress and egress and the direction of driveways; (c) to close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available; (d) to construct additional improvements in the Common Areas or remove existing improvements therefrom; (e) to use the Common Areas while engaged in making improvements, repairs or alterations to the Project or any portion thereof; (f) to construct additional buildings, signs or other structures upon the Project; and (g) to make any other changes in, to or with respect to the Project or any portion thereof as Landlord may deem to be appropriate. Landlord may temporarily close any of the Common Areas or other portions of the Project under any circumstances which Landlord reasonably perceives to constitute an emergency or when Landlord otherwise deems such closure necessary. Landlord shall be permitted to grant such easements, grants, dedications and other consents or permissions as Landlord may deem necessary or desirable. Landlord may at any time and from time to time, change the name and address of the Building or Project. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment determines best promotes the interest of Landlord in the Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Term, occupy any space in the Project.

19.4 Trademark Protection

The name “Transamerica,” the Transamerica Pyramid building and the Transamerica Pyramid logo are all federally registered trademarks and service marks of Transamerica Corporation and may not be used without Transamerica Corporation’s prior written consent. No license for any use thereof has been granted to Tenant, and Tenant acknowledges that any unauthorized use thereof may violate copyright laws, trademark laws, privacy and publicity laws and communications regulations and statutes. Tenant acknowledges that the name, image and likeness of the Transamerica Pyramid, along with all representations thereof, are valuable intellectual property assets of Landlord and certain of Landlord’s affiliates. Accordingly, Tenant shall not, without the prior written consent of Landlord (which may be withheld in Landlord’s sole discretion), use or permit the use of the name of the Transamerica Pyramid for any purpose other than as part of the address for the Premises, or use or permit the use of, for any purpose whatsoever, any image or rendering of, or any design based on, the exterior appearance or profile of the Transamerica Pyramid.

20. ESTOPPEL CERTIFICATES

Within ten (10) business days following Landlord’s request therefor, Tenant shall execute, acknowledge and deliver to Landlord (or to its designee), an Estoppel Certificate in substantially the form attached hereto as Exhibit E along with any other statements reasonably requested by Landlord. Any such Estoppel Certificate may be relied upon by Landlord, any current or prospective Superior Interest Holder, and any prospective purchaser of any interest of Landlord in the Project. Tenant acknowledges its obligation to pay late charges as provided in Section 32.8 for each day that Tenant is late in providing any such Estoppel Certificate, commencing on the 11th day following Landlord’s request therefor, and continuing through the 20th day thereafter. If Tenant has not provided any such Estoppel Certificate within twenty (20) days following Landlord’s written request therefor, Tenant hereby appoints Landlord as Tenant’s attorney-in-fact, which appointment is coupled with an interest, to execute, acknowledge and deliver any such Estoppel Certificate for and on behalf of Tenant, without any liability on the part of Landlord for the accuracy of any information contained therein, and Tenant shall thereupon be deemed to have acknowledged the accuracy of all information set forth therein for the benefit of Landlord, any current or prospective Superior Interest Holder, and any prospective purchaser of any interest of Landlord in the Project. However, if any such party is unwilling to rely on such Estoppel Certificate from Landlord (or if Landlord is unwilling for any reason to execute such Estoppel Certificate as attorney-in-fact for Tenant), the daily late charges described in Section 32.8 shall continue until such time as Tenant has provided the Estoppel Certificate as originally requested.

21. FINANCIAL STATEMENTS

Within ten (10) business days following Landlord’s request therefor, Tenant shall deliver to Landlord, for review by Landlord, its accountants, attorneys, and current or prospective purchasers, investors and Superior Interest Holders, the annual and quarterly financial statements of Tenant (and any Guarantors) for the most recent fiscal year and quarter, which financial statements shall be prepared in accordance with GAAP (or in accordance with a method other than GAAP, provided that such financial statements fully and accurately reflect the financial condition of Tenant (or Guarantor, as the case may be), and the actual method of preparation is fully disclosed in writing), certified as to accuracy and completeness by Tenant’s chief financial officer (in the case of any Guarantor, certified by the Guarantor’s chief financial officer, or by Guarantor personally, if Guarantor is an individual), and audited by an independent certified public accountant who shall issue an accountant’s audit report in conjunction therewith.

22. QUIET ENJOYMENT; MORTGAGEE PROTECTION

22.1 Covenant of Quiet Enjoyment

Landlord covenants that Tenant shall peaceably and quietly have, hold and enjoy the Premises during the Term, subject to all of the terms and conditions of this Lease, without disturbance by Landlord or any person lawfully claiming by, through or under Landlord, provided that no Event of Default has occurred under this Lease.

22.2 Subordination and Attornment

This Lease, along with all rights of Tenant hereunder, is and shall be subject and subordinate to: (a) all ground leases encumbering all or any portion of the Project (each, a “Superior Lease”); (b) all mortgages or deeds of trust encumbering all or any portion of the Project (each, a “Superior Mortgage”), whether or not affecting properties or interests other than the Premises or the Project; (c) each and every advance made or hereafter to be made under each Superior Mortgage; (d) all renewals, modifications, replacements and extensions of any such Superior Lease; and (e) all renewals, modifications, replacements, extensions, spreaders and consolidations of any Superior Mortgage (all such interests in clauses (a) through (e) collectively, the “Superior Interests,” and each holder of any such Superior Interest [including its successors in interest], a “Superior Interest Holder”). Notwithstanding the foregoing, any Superior Interest Holder may elect, at any time, to subordinate its Superior Interest to the lien of this Lease. If any Superior Interest Holder succeeds to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed (such party so succeeding to Landlord’s rights herein called “Successor Landlord”), then Tenant shall attorn to and recognize such Successor Landlord as Landlord under this Lease, and this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant, and Successor Landlord shall not disturb Tenant’s quiet enjoyment and possession of the Premises for so long as Tenant faithfully performs its obligations under the Lease. No Successor Landlord shall be (w) deemed to have assumed or to otherwise have liability for any default, act or omission of any Landlord having an interest in the Project prior to the date such Successor Landlord acquires title thereto; (x) subject to any defense which accrued to Tenant prior to such date, or (y) bound by any modification of the Lease made without the prior written consent of such Successor Landlord; or (z) bound by any Rent paid more than one month in advance, unless such Rent is actually received by Successor Landlord. The agreements set forth in this Section 22.2 shall be self-operative and no further agreement of Tenant shall be necessary in order to effect any such subordination and attornment; however, Tenant shall nonetheless, within ten (10) days after Notice, execute, acknowledge and deliver any instrument that Landlord or any Superior Interest Holder may reasonably request to evidence such subordination and attornment, including any Subordination, Non-Disturbance and Attornment Agreement (an “SNDA”). Tenant acknowledges its obligation to pay late charges as provided in Section 32.8 for each day that Tenant is late in providing any such SNDA, commencing on the 11th day following Landlord’s request therefor, and continuing through the 20th day thereafter. If Tenant has not provided any such SNDA within twenty (20) days following Landlord’s written request therefor, Tenant hereby appoints Landlord as Tenant’s attorney-in-fact, which appointment is coupled with an interest, to execute, acknowledge and deliver any SNDA, in the form provided, for and on behalf of Tenant to the party requesting same, without any liability on the part of Landlord for anything contained therein. However, if any such party is unwilling to rely on such SNDA from Landlord (or if Landlord is unwilling for any reason to execute such SNDA as attorney-in-fact for Tenant), the daily late charges described in Section 32.8 shall continue until such time as Tenant has provided the SNDA as originally requested.

22.3 Requested Modifications; Cure Rights

If any Superior Interest Holder shall request reasonable modifications to this Lease as a condition to providing financing for the Project or any portion thereof, Tenant shall not unreasonably withhold, condition or delay its consent to such modifications. Tenant shall not, however, be required to consent to any modification which materially adversely decreases Tenant’s rights or increase Tenant’s obligations under this Lease, or which modify the expressly negotiated economic terms of this Lease. Tenant shall give each Superior Interest Holder of which Tenant has notice, in the manner provided for in Section 32.4, a copy of every Notice of default given by Tenant to Landlord, concurrently with the giving of such Notice to Landlord. If Landlord fails to cure such default within the time provided for in this Lease, then such Superior Interest Holder shall have an additional reasonable period within which to cure such default, or if such default cannot be cured without the Superior Interest Holder pursuing its remedies against Landlord, then such additional time as may be reasonably necessary, provided the Superior Interest Holder commences and thereafter diligently pursues the remedies necessary to cure such default (including commencement of foreclosure proceedings, if necessary to effect such cure).

23. TENANT’S DEFAULT

A default by Tenant under this Lease (“Default”) shall be deemed to have occurred, without the necessity of any prior Notice thereof from Landlord, if (a) any Rent required to be paid by Tenant hereunder is not received by Landlord on or before the date such Rent is due; (b) Tenant fails to fully perform any other obligation required of Tenant under this Lease within the time required for such performance; or (c) Tenant fails to timely pay any amount due or fully perform in a timely manner any other obligation of Tenant within the time required for such payment or performance under the terms any other agreement entered into by and between Landlord and Tenant, including the Improvement Agreement. The occurrence of any of the following shall constitute an event of default on the part of Tenant (“Event of Default”):

23.1 Failure to Pay Rent

Tenant’s failure to pay any Rent required to be paid under this Lease within five (5) days following Notice from Landlord that such Rent is due and unpaid.

23.2 General Non-Monetary Defaults

Tenant’s failure to perform any of Tenant’s covenants, agreements or obligations under the Lease not otherwise specified in this Article 23 within ten (10) days following Notice from Landlord to do so. However, if such Default is of a nature that could not reasonably be considered curable within such ten (10) day period despite Tenant’s diligent efforts, then the ten (10) day cure period shall be increased to that number of days as may be reasonably required under the circumstances, provided that (a) Tenant commences to cure such Default within the original ten (10) day period and thereafter diligently and continuously pursues a course of action to complete such cure within the shortest possible time; and (b) such Default has been completely cured within sixty (60) days following Landlord’s Notice.

23.3 Special Non-Monetary Defaults

Tenant’s failure, within ten (10) days following Notice from Landlord, to timely execute, acknowledge where requested, and deliver any Estoppel Certificate, financial statements, or SNDA in the manner and within the time required by Articles 20 and 21, and Section 22.1, respectively; to timely remove any lien as required by Section 9.5; or to timely restore any insurance required to be maintained by Tenant pursuant to this Lease if any such insurance expires or is canceled, reduced or materially changed. Any Tenant Delay in excess of twenty (20) days, in the aggregate, shall also constitute an Event of Default, without the need for any additional Notice from Landlord.

23.4 Abandonment

Tenant’s Abandonment of the Premises. “Abandonment” means the vacating by Tenant of the Premises for more than ten (10) consecutive business days if Tenant is, or with the giving of Notice or passage of time would be, in Default under any other provision of this Lease.

23.5 Assignment for Creditors; Bankruptcy

A general assignment by Tenant for the benefit of creditors, the filing of a voluntary or involuntary petition in bankruptcy by or against Tenant which remains undischarged for a period of sixty (60) days; or the receivership, attachment, or other judicial seizure of substantially all of Tenant’s assets on the Premises, which attachment or other seizure remains undismissed or undischarged for a period of sixty (60) days after the levy thereof.

23.6 Chronic Delinquency

Tenant’s failure to make any payment of Rent under this Lease within five (5) days of the date such Rent is required to be paid, if Tenant has received two (2) or more Notices of Default from Landlord any time within the preceding twelve (12) month period, irrespective of whether any such Default was cured prior to becoming an Event of Default.

Tenant agrees that any Notice of Default described above, including any Notice required in order for Landlord to commence an unlawful detainer proceeding, shall replace and satisfy any equivalent or lesser statutory notice requirement, including any notices required by California Code of Civil Procedure §1161. When a statute requires service of a notice in a particular manner, service of such notice in the manner required by this Lease shall replace and satisfy the statutory service of notice procedures, including those required by California Code of Civil Procedure §1162.

24. LANDLORD’S REMEDIES

Upon the occurrence of any Event of Default by Tenant, Landlord shall have the right to pursue any one or more of the following remedies in addition to any other remedies available to Landlord at law or in equity, all of which remedies shall be deemed to be cumulative and not exclusive:

24.1 Termination

Landlord may terminate this Lease and recover possession of the Premises, and Tenant shall thereupon immediately surrender the Premises to Landlord. If Landlord elects to terminate the Lease, Landlord may recover from Tenant all of the following:

(a)	the worth at the time of award of any Rent which, at the time of such termination, is due and unpaid; plus

(b)	the worth at the time of award of the amount by which the unpaid Base Rent and Additional Rent due and payable which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

(c)	the worth at the time of award of the amount by which the unpaid Base Rent and Additional Rent due and payable for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(d)	any other reasonable amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom, including (i) any costs or expenses incurred by Landlord (a) in retaking possession of the Premises; (b) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering, remodeling or rehabilitating the Premises or any affected portions of the Building or the Project, including such actions undertaken in connection with the reletting or attempted reletting of the Premises to a new tenant or tenants; (c) for leasing commissions, advertising costs and other expenses of reletting the Premises; or (d) in carrying the Premises, including taxes, insurance premiums, utilities and security precautions; (ii) any unearned brokerage commissions paid in connection with this Lease; (iii) reimbursement of any previously waived or abated Base Rent or Additional Rent or any free rent or reduced rental rate granted hereunder; and (iv) any concession made by Landlord to or for the benefit of

Tenant in consideration of this Lease including any moving allowances, contributions, payments or loans by Landlord for tenant improvements or build-out allowances (including any unamortized portion of the Allowance), if any, or assumptions by Landlord of any of Tenant’s previous lease obligations; plus

(e)	reasonable attorneys’ fees incurred by Landlord as a result of Tenant’s Default and any exercise by Landlord of its remedies, along with all costs if suit is filed by Landlord to enforce such remedy (including all such fees and costs for any matters on appeal); plus

(f)	at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted by Law.

As used in subparagraphs (a) and (b) above, the “worth at the time of award” is computed by allowing interest at an annual rate equal to twelve percent (12%) per annum or the maximum rate permitted by law, whichever is less. As used in subparagraph (c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). On behalf of Tenant and all parties claiming under Tenant, Tenant waives all present and future rights to redeem, by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

24.2 Mitigation of Damages

If Landlord terminates this Lease or Tenant’s right to possession of the Premises, Landlord shall have no obligation to mitigate Landlord’s damages except to the extent required by Law. If Landlord has not terminated this Lease or Tenant’s right to possession of the Premises, Landlord shall have no obligation to mitigate under any circumstances and may permit the Premises to remain vacant or abandoned. If Landlord is required to mitigate damages as provided herein: (a) Landlord shall be required only to use reasonable efforts to mitigate, which shall not exceed such efforts as Landlord generally uses to lease other space in the Building, (b) Landlord will not be deemed to have failed to mitigate if Landlord or its affiliates lease any other portions of the Building or other projects owned by Landlord or its affiliates in the same geographic area, before reletting all or any portion of the Premises; and (c) any failure to mitigate as described herein with respect to any period of time shall only reduce the Rent and other amounts to which Landlord is entitled hereunder by the reasonable rental value of the Premises during such period. In recognition that the value of the Building depends on the rental rates and terms of leases therein, Landlord’s rejection of a prospective replacement tenant based on an offer of rentals below Landlord’s published rates for new leases of comparable space at the Building at the time in question, or (at Landlord’s option) below the rates provided in this Lease, or containing terms less favorable than those contained herein, shall not give rise to a claim by Tenant that Landlord failed to mitigate Landlord’s damages.

24.3 Continuation of Lease

Upon the occurrence of any Event of Default, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity and under this Lease, the remedy described in California Civil Code §1951.4 (which provides that a landlord may continue the Lease in effect after Tenant’s breach and abandonment, and recover Rent as it becomes due, provided Tenant has the right to sublet or assign, subject only to reasonable limitations). In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Section 24.3, and by way of example only, the following acts by Landlord shall not under any circumstances constitute the termination of Tenant’s right to possession of the Premises: (a) acts of maintenance or preservation or efforts to relet the Premises, including alterations, remodeling, redecorating, repairs, replacements and/or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof, or (b) the appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.

24.4 Cumulative Remedies

The remedies herein provided are not exclusive and Landlord shall have any and all other remedies provided herein or by law or in equity, including the right to all provisional remedies such as specific performance, injunction, and declaratory relief. No act or omission of Landlord pursuant to this Article 24 shall be construed as an election to terminate this Lease unless Landlord provides Tenant with express Notice of such intention or unless such termination is decreed by a court of competent jurisdiction.

24.5 No Surrender

No act of Landlord or of any Landlord Party, including Landlord’s acceptance of the keys to the Premises, shall constitute Landlord’s acceptance of a surrender or abandonment of the Premises by Tenant prior to the expiration of the Term unless such acceptance is expressly acknowledged by Landlord in a written agreement executed by both parties. At Landlord’s option, a surrender and termination of this Lease shall operate either (a) as an assignment to Landlord of any or all subleases of the Premises (without effecting a merger); or (b) as a merger resulting in the termination of any or all such subleases. Landlord’s option may be exercised as to each such sublease by written notice to each subtenant given at any time within thirty (30) days following the effective date of the surrender and termination. Landlord’s failure to provide such notice to any individual subtenant shall constitute an election by Landlord that the surrender and termination of this Lease shall not operate as a merger resulting in the termination of such sublease.

24.6 No Counterclaims; Waiver of Redemption

Tenant acknowledges that its obligation to pay Rent hereunder is a condition as well as a covenant, and that such obligation is independent of any and all covenants of Landlord hereunder. Tenant shall not interpose any counterclaim of whatever nature or description in any summary proceeding commenced by Landlord for non-payment of Rent. Tenant waives any rights of redemption or relief from forfeiture under California Code of Civil Procedure §§1174 and 1179, or under any other applicable present or future Law, if Tenant is evicted or Landlord takes possession of the Premises by reason of any Event of Default.

25. LANDLORD’S RIGHT TO PERFORM

Without limiting the rights and remedies of Landlord described in Article 24, if Tenant is in Default in the performance of any of its obligations hereunder (irrespective of whether any Event of Default has occurred), Landlord may, but shall not be required to, upon three (3) business days Notice to Tenant, perform any such obligation (including the making of any payment), and Landlord shall not be responsible for any loss or damage sustained by Tenant or any Tenant Party as a result thereof. Notwithstanding the foregoing, Landlord may perform any of Tenant’s obligations under this Lease without Notice to Tenant under any circumstances which Landlord reasonably perceives to constitute an emergency, or if Landlord otherwise determines in its sole discretion that such performance is necessary or desirable for the proper management and operation of the Building or the Project or for the preservation of the rights and interests or safety of other tenants therein. If Landlord performs any such obligations of Tenant, Tenant shall pay to Landlord, as Additional Rent, within ten (10) days following demand, all costs and expenses incurred by Landlord in connection with such performance, with interest thereon at the Interest Rate.

26. LIABILITY OF LANDLORD

26.1 Landlord’s Default

Landlord shall not be in default under the Lease unless Landlord has failed to perform any obligation required to be performed by Landlord hereunder within thirty (30) days following Notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days is required to effect such cure, then Landlord shall not be in default unless Landlord fails to commence such cure within such thirty (30) day period and thereafter diligently pursue such cure to completion. Tenant shall have no right to terminate or rescind this Lease, or the right to make repairs at the expense of Landlord (through deductions against Rent or otherwise), in the event of any default by Landlord. Tenant acknowledges and agrees that its sole remedy in the event of any failure by Landlord to grant consent under any circumstances where Landlord’s consent is required shall be an action for declaratory relief; and that Tenant’s sole remedies in the event of any other default by Landlord shall be limited to actions for damages or injunctive relief.

26.2 Limitation of Liability

(a) General Limitations

Landlord’s liability for damages in connection with any matters arising out of this Lease shall be limited to an amount equal to the lesser of (a) Landlord’s actual equity interest in the Building; or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third party debt in an amount equal to eighty percent (80%) of the value of the Building; provided that in no event shall such liability extend to any insurance proceeds received by Landlord or any Landlord Parties. The term “Landlord Parties” means, collectively, Landlord, its partners, shareholders, officers, directors, managers, members, trustees, beneficiaries, investment advisors, managing agents, the successors in interest of each of such parties, and all employees of all such parties and their respective successors in interest. Notwithstanding any provision of this Lease to the contrary, neither Landlord nor any Landlord Party shall be liable to Tenant under any circumstances for consequential, indirect, special or punitive damages, whether arising out of any injury or damage to, or interference with, Tenant’s business, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use. Neither Landlord, nor any Landlord Party shall have any personal liability to Tenant, and Tenant waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The provisions of this Article are intended to benefit Landlord and the Landlord Parties only, shall not be applied for the benefit of any insurer or third party, and shall survive the expiration or sooner termination of this Lease.

(b) Waiver and Release

To the fullest extent permitted by applicable Laws, and as a material part of the consideration to Landlord for this Lease, Tenant hereby releases Landlord, and all Landlord Parties, from responsibility for, waives Tenant’s entire claim of recovery for, and assumes all risk of Claims arising from or resulting out of: (i) damage to property or injury (including death) to persons in or about the Premises from any cause whatsoever, including the negligence of Landlord or any Landlord Party; (ii) damage to property or injury to persons outside the Premises from any cause whatsoever, except solely to the extent such damage or injury is directly caused by the gross negligence or willful misconduct of Landlord; and (iii) business interruption or other consequential damages. Without limiting the generality of the foregoing, except to the extent of any Landlord Party’s liability for the acts and omissions of its own agents and employees acting within the scope of their agency or employment, no Landlord Party shall be deemed to have assumed any liability for the acts or omissions of any other Landlord Party.

26.3 Effect of Conveyance

The term “Landlord” means the then current owner of the property of which the Premises are a part. In the event of any sale or transfer of Landlord’s interest in such property, the transferring Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder arising as of the effective date of such transfer, and Tenant shall look solely to the transferee of Landlord’s interest for the performance of all covenants and obligations of Landlord hereunder. Tenant waives the benefit of any Law that gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of any interest of Landlord in the Project or in this Lease.

27. LANDLORD’S LIEN

In addition to any statutory lien to which Landlord is or may become entitled, Tenant hereby grants Landlord a continuing security interest in all personal property of Tenant located on the Premises for all Rent coming due hereunder, and none of such property of Tenant shall be removed therefrom without the consent of Landlord until all Rent due to Landlord has first been paid and discharged. Upon the occurrence of any Event of Default, Landlord shall have, in addition to all other remedies provided herein, all rights and remedies under the Uniform Commercial Code, including the right to sell such property of Tenant at public or private sale upon five (5) days Notice to Tenant.

28. HOLDING OVER

If Tenant holds over in possession of the Premises or any portion thereof after the expiration or sooner termination of the Lease, such holding over shall, at Landlord’s option and without limiting any of Landlord’s remedies, be construed as a tenancy at will, terminable on no less than thirty (30) days Notice, and Tenant acknowledges that such Notice may be given at any time within the last two (2) months of the Term. Landlord shall provide Tenant with Notice prior to the expiration or sooner termination of the Lease of Landlord’s election that such holding over be construed as a tenancy at sufferance; if Landlord fails to provide such Notice, such holding over shall be deemed to be a tenancy at will. Tenant’s use of the Premises during any such holdover period shall be at a Base Rent equal to one hundred fifty percent (150%) of the Base Rent in effect at the expiration of the Term of this Lease for the first fifteen (15) days of said holdover, and thereafter at two hundred (200%) of the Base Rent in effect at the expiration of the Term of this Lease for any additional period of holdover (without considering any abatement of such amount to which Tenant may have been entitled in such month as a result of any event for which the terms of this Lease expressly provide abatement or otherwise), and otherwise be on the terms and conditions herein specified; provided, however, that all renewal, expansion or other optional rights of Tenant contained in this Lease, if any, shall be deemed void during any such holdover tenancy. No ongoing negotiation regarding the extension or renewal of this Lease (or any occupancy rights of Tenant in the Project) shall constitute a waiver by Landlord of Tenant’s holdover status or a consent by Landlord to any such holdover, or any waiver of Landlord’s right to receive or Tenant’s obligation to pay such increased Base Rent during any such holdover period. Tenant shall indemnify, protect, defend and hold Landlord harmless from and against any and all Claims resulting from any holding over by Tenant, including any consequential damages arising out of any Claims against Landlord by any succeeding or prospective tenant and losses suffered by Landlord due to lost opportunities to lease any portion of the Premises to any succeeding or prospective tenant.

29. HAZARDOUS MATERIALS

29.1 Definitions

“Environmental Laws” means all Laws pertaining to (a) protection of health against environmental hazards; (b) the protection of the environment, including air, soils, wetlands, and surface and underground water, from contamination by any substance that may have any adverse health effect; (c) underground storage tank regulation or removal; (d) protection or regulation of natural resources; (e) protection of wetlands or wildlife; (f) management, regulation and disposal of solid and hazardous wastes; (g) radioactive materials; (h) biologically hazardous materials; (i) indoor air quality; (j) the manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any Hazardous Substances. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; and the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., as well as all similar state and local Laws. “Hazardous Material” means any substance the release of or the exposure to which is prohibited, limited or regulated by any Environmental Law, or which poses a hazard to human health because of its toxicity or other adverse effect, including (a) any “oil,” as defined by the Federal Water Pollution Control Act and regulations promulgated thereunder (including crude oil or any fraction of crude oil); (b) any radioactive material, including any source, special nuclear, or byproduct material as defined in 42 United States Code §2011 et seq.; (c) Stacchybotris chartarum and other molds; (d) asbestos containing materials (“ACM”) in any form or condition; and (e) polychlorinated biphenyls (“PCBs”) and any substances or compounds containing PCBs.

29.2 Use of Hazardous Materials

Tenant shall not use, store or permit Hazardous Materials to be present on or about the Premises. Notwithstanding the foregoing, Tenant may keep and use, solely for maintenance and administrative purposes, small amounts of ordinary cleaning and office supplies customarily used in business offices (such as, for example, glass cleaner, carpet spot remover, and toner for Tenant’s business equipment in use on the Premises), provided that Tenant complies with all Environmental Laws relating to the use, storage or disposal of all such supplies.

29.3 Obligation to Remediate

If the use, storage or possession of Hazardous Materials by Tenant or any Tenant Party on or about the Premises results in a release, discharge or disposal of Hazardous Materials on, in, at, under, or emanating from, the Premises or the Project, Tenant agrees to investigate, clean up, remove or remediate such Hazardous Materials in full compliance with (a) the requirements of all Environmental Laws, and any Governmental Authority responsible for the enforcement of any Environmental Laws; and (b) any additional requirements of Landlord that are necessary, in Landlord’s sole discretion, to protect the value of the Premises and the Project. Landlord shall also have the right, but not the obligation, to take whatever action with respect to any such Hazardous Materials that it deems necessary, in Landlord’s sole discretion, to protect the value of the Premises and the Project. All costs and expenses paid or incurred by Landlord in the exercise of such right shall be payable by Tenant upon demand.

29.4 Inspection Rights; Condition on Surrender

Upon reasonable Notice to Tenant, Landlord may inspect the Premises for the purpose of determining whether there exists on the Premises any Hazardous Materials or other condition or activity that is in violation of the requirements of this Lease or of any Environmental Laws. The right granted to Landlord herein to perform inspections shall not create a duty on Landlord’s part to inspect the Premises, or liability on the part of Landlord for Tenant’s use, storage or disposal of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith. Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of debris, waste or Hazardous Materials placed on or about the Premises by Tenant or any Tenant Party, and in a condition which complies with all Environmental Laws.

29.5 Indemnification; Survival

Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all claims, damages, liabilities, fines, judgments, penalties, costs, losses (including loss in value of the Premises or the Project, the loss of rentable or usable space, any adverse effect on marketability of the Project or space therein, and all sums paid for settlement of claims), costs incurred in connection with any site investigation or any cleanup, removal or restoration mandated by any Governmental Authority, and expenses (including attorneys’ fees, consultant and expert fees) to the extent attributable to (i) any Hazardous Materials placed on or about the Project by Tenant or any Tenant Party, or on or about the Premises by any party other than Landlord, at any time during the Term, or (ii) Tenant’s failure to comply with any of its obligations under this Article 29, all of which shall survive the expiration or earlier termination of this Lease.

30. RELOCATION

Landlord shall have the right at any time during the Term to relocate the Premises to substitute space (for purposes of this Article, the “Relocation Space”) in another part of the Building or to another building in the Project provided that: (a) the size of the Relocation Space shall not be less than 90% of the size of the Premises from which Tenant is being relocated (for purposes of this Article, the “Previous Space”); (b) the physical relocation of the Premises shall be accomplished by Landlord at its cost; (c) Landlord shall give Tenant at least thirty (30) days prior Notice of Landlord’s intention to relocate the Premises; (d) all reasonable and actual out of pocket costs incurred by Tenant as a result of the relocation, including costs incurred in changing addresses on stationery, business cards, directories, advertising, and other such items, shall be paid by Landlord, in an amount not to exceed One Thousand Dollars ($1,000.00); and (e) if the square footage of the Relocation Space is not the same as the square footage of the Previous Space, the Base Rent shall be adjusted to a sum computed by multiplying the Base Rent specified in the Summary by a fraction, the numerator of which shall be the total number of square feet in the Relocation Space, and the denominator of which shall be the total number of square feet in the Previous Space, and Tenant’s Share shall be adjusted to reflect the percentage of Rentable Area in the Building allocable to the Relocation Space. Within ten (10) days following the request of Landlord, Tenant shall execute and return to Landlord an amendment to this Lease confirming the new location of the Premises and any resulting adjustment of Base Rent and Tenant’s Share. Landlord shall reimburse Tenant’s relocation costs within thirty (30) days following Landlord’s receipt of such amendment executed by Tenant and reasonably acceptable evidence of Tenant’s payment for all such relocation costs, including unconditional lien releases and invoices evidencing the actual costs. Tenant agrees that it shall make request for reimbursement of all such costs at the same time, and in no event later than ninety (90) days following the date the Relocation Space is made available for occupancy by Tenant. Landlord shall have no obligation to reimburse any item for which Tenant has not requested reimbursement by such date. Notwithstanding anything to the contrary in the foregoing, the provisions of this Article 30 shall not be applicable or enforceable by Landlord during the Term of this Lease expiring on October 31, 2006.

31. PARKING RIGHTS

Provided Tenant is not in Default, Tenant shall have a non-exclusive license to use the Parking Facilities for the parking of automobiles on an “as available” basis, subject to payment of all parking fees as then in effect for the Project. Landlord shall not be required to enforce Tenant’s right to use such parking spaces. Each automobile shall, at Landlord’s option to be exercised from time to time, bear a visible identification tag, provided by Landlord, on the rear view mirror or such other location as Landlord specifies. Tenant shall not, and shall not permit any Tenant Party to, park any vehicles overnight in the Parking Facilities, or to park in locations other than those specifically designated by Landlord as being for Tenant’s use. Neither Landlord nor any Landlord Party shall be liable for: (a) loss or damage to any vehicle or other personal property parked or located within any Parking Facilities; or (b) injury to or death of any person in, about or around any Parking Facilities, whether caused by fire, theft, assault, explosion, riot or any other cause whatsoever, and Tenant waives all Claims arising therefrom. Tenant shall not assign any of its parking rights under this Lease and any attempted assignment thereof shall be void.

32. MISCELLANEOUS PROVISIONS

32.1 Attorney Fees

If any dispute arises between the parties hereto concerning the breach, enforcement or interpretation of any provision of this Lease, then the party not prevailing in such dispute shall pay any and all court costs, reasonable attorney and expert witness fees and disbursements, and all other costs and expenses incurred by the other party on account thereof, including those incurred in connection with any matters on appeal. Any such fees and other expenses incurred by either party in enforcing a judgment in its favor under this Lease shall be recoverable separately from and in addition to any other amount included in such judgment, and such obligation is intended to be severable from the other provisions of this Lease and to survive and not be merged into any such judgment. Without limiting the generality of the foregoing, if Landlord utilizes the services of an attorney for the purpose of collecting any Rent due and unpaid by Tenant or in connection with any other breach of this Lease by Tenant following a written demand of Landlord to pay such amounts or cure such breach, Tenant agrees to pay Landlord actual attorneys’ fees as determined by Landlord for such services, irrespective of whether any legal action may be commenced or filed by Landlord. If any such work is performed by in-house counsel for Landlord, the value of such work shall be determined at a reasonable hourly rate for comparable outside counsel; provided, however, the parties hereby confirm that such fees shall be recoverable with respect to legal work performed by Landlord’s in-house counsel only to the extent that such work is not duplicative of legal work performed by outside counsel representing Landlord in such matter.

32.2 Entire Agreement

This Lease constitutes the final, complete and exclusive statement among the parties hereto, supersedes all prior and contemporaneous understandings or agreements of the parties, and is binding on and, subject to the provisions of Article 13, inures to the benefit of their respective heirs, representatives, successors and assigns. No party has been induced to enter into this Lease by, nor is any party relying on, any representation or warranty outside those expressly set forth in this Lease. Any agreement made after the date of this Lease is ineffective to modify, waive, or terminate this Lease, in whole or in part, unless such agreement is in writing, signed by the parties to this Lease, and specifically states that such agreement modifies this Lease.

32.3 Joint And Several Liability

If Tenant comprises more than one person, all such persons shall be jointly and severally liable for payment of Rent and the performance of Tenant’s obligations hereunder. If Tenant is a partnership, all current and future general partners of Tenant shall be jointly and severally liable for such obligations. No individual partner or other person shall be deemed to be released from its obligations hereunder except to the extent any such release is expressly set forth in a written agreement executed by Landlord in the exercise of its sole discretion.

32.4 Notices

No demand, consent, approval or other communication of either party shall be deemed effective under the terms of this Lease until notice thereof, meeting all of the requirements of this Section 32.4 (“Notice”) has been given to the other party. All Notices must be in writing, delivered to the Notice Address of the recipient, and given by one of the following methods: (a) delivered by hand; (b) transmitted by fax, with a copy sent by first class mail, postage prepaid, (c) sent by certified mail, postage prepaid, return receipt requested; or (d) sent by reputable overnight courier service, delivery charges prepaid. Notice delivered by hand shall be deemed given when actually received, or, if delivery is refused, upon such refusal. Notice transmitted by fax shall be deemed delivered when a legible copy has been received, provided receipt has been verified by telephone confirmation or one of the other permitted methods of giving Notice. Notice sent by certified mail shall be deemed given on the date of the first attempted delivery thereof (whether or not actually received). Notice sent by overnight courier service shall be deemed given one (1) business day following deposit of the Notice with such courier, provided such deposit is evidenced by a written receipt. Any party may change its Notice Address (and Landlord may change its Address for Payment of Rent) at any time, and from time to time, upon at least ten (10) days prior Notice given in the manner provided herein.

32.5 Waiver

Neither the failure of either party to insist upon the performance or satisfaction by the other party of any obligation or condition under this Lease, nor the failure of either party to exercise any right or remedy available to it, shall constitute a waiver of any such obligation, condition, right or remedy. No such obligation, condition, right or remedy may be waived except pursuant to the express terms of a written instrument, executed by the waiving party, and unconditionally confirming such waiver. No waiver or waivers of any obligation, condition, right or remedy shall be construed as a waiver of the same or any other subsequently arising obligation, condition, right or remedy.

32.6 No Third party Beneficiaries; Relationship

This Lease is made and entered into solely for the benefit of Landlord and Tenant, and does not confer any rights or benefits on any other person. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

32.7 Time

Time is of the essence of each and every term, condition and provision of this Lease in which time of performance is a factor. The parties agree that notwithstanding any Law to the contrary, Landlord has no duty to notify Tenant that Tenant has failed to give any notice which Tenant has the right to give under the Lease, including notice of the exercise of any option.

32.8 Late Charges

If any payment of Rent is not received by Landlord within five (5) days after such Rent is due, Tenant shall pay to Landlord, in lieu of actual damages, a late charge equal to the greater of (a) One Hundred Dollars ($100.00), or (b) ten percent (10%) of such overdue amount, and the parties agree that such late charge represents a reasonable estimate of the expenses that Landlord will incur because of any late payment of Rent, the exact amount of which are unascertainable and difficult to prove. Tenant further acknowledges and agrees that Tenant’s failure to timely perform certain non-monetary obligations required under this Lease is likely to cause Landlord to suffer substantial economic injury, which injury may include the loss of Landlord’s ability to sell or finance the Project (or to sell or finance the Project for a favorable price or at a favorable interest rate), or claims that Landlord defaulted under the terms of any agreement to sell or finance the Project (where such sale or financing is conditioned upon the state of title or the delivery of certain documents from Tenant). Therefore, if Tenant fails to (a) provide any Estoppel Certificate, financial statements, or SNDA in the manner and within the time required under Articles 20 and 21, and Section 22.2, respectively; or (b) remove any lien in the manner and within the time required under Section 9.5, Tenant shall pay to Landlord a late charge equal to One Hundred Dollars ($100.00) per day, commencing on the date following the last day permitted for such performance and continuing until such time as such obligation has been fully satisfied. Landlord and Tenant agree that such late charge represents a fair and reasonable estimate of the additional expenses that Landlord will incur by reason of Tenant’s late performance of such obligations, the exact amount of which are unascertainable and difficult to prove. Landlord and Tenant further acknowledge that the late charges described in this Section do not include interest under Section 32.9, or attorney fees and costs under Section 32.1, all of which are recoverable by Landlord in addition to each late charge. No acceptance by Landlord of any late charge shall constitute an election of remedies or a waiver of any Default by Tenant with respect to the payment of any Rent or the performance of any other obligation, nor shall it estop Landlord from exercising any of its other rights and remedies available under the Law or expressly provided for in this Lease. Any late charge incurred by Tenant shall be due and payable, as Additional Rent, with the next installment of Base Rent payable following the date such late charge is incurred. Landlord’s acceptance of any liquidated damages shall not constitute a waiver of any Event of Default by Tenant, or prevent Landlord from exercising any of the rights and remedies available to Landlord under this Lease.

32.9 Interest

Any Rent not received by Landlord within five (5) days of the due date shall accrue interest, payable as Additional Rent, from the date such Rent was due through the date paid. Such interest shall be calculated monthly, and shall be payable at a rate (the “Interest Rate”) equal to the greater of: (a) two percent (2%) over the prime rate as quoted in The Wall Street Journal as the base rate charged by the nation’s largest banks on corporate loans as of the date such Rent payment was due; or (b) eighteen percent (18%) per annum. Notwithstanding the foregoing, interest shall not be charged on late charges or accrued interest, and the aggregate liability for any interest accruing under this Lease shall not exceed the limits, if any, imposed by applicable Laws. Any interest paid in excess of such limits shall be credited to Tenant by application of the amount of excess interest paid against any outstanding Rent obligations in any order that Landlord elects. If the amount of excess interest paid exceeds the amount of outstanding Rent, such excess portion shall be refunded to Tenant by Landlord. To ascertain whether any interest payable exceeds the limits imposed, any non-principal payment (including late charges) shall be considered to the extent permitted by Law to be an expense or a fee, premium or penalty, rather than interest.

32.10 Brokers

Landlord and Tenant each represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation or making of this Lease, except for the Broker(s) specified in the Summary. Each party shall indemnify, protect, defend, and hold harmless the other party from all Claims, including attorney fees, arising out of any leasing commission, finder’s fee, or equivalent compensation alleged to be owing to any person on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. No Broker shall be deemed to have earned, or be entitled to receive, any commission or fee as a result of the making of this Lease or the occupancy by Tenant of any space in the Project, except in accordance with the express terms of a separate written agreement, if any, executed by the Broker entitled to receive such commission or fee and the party obligated to pay it. The terms of this Section 32.10 shall survive the expiration or earlier termination of the Lease.

32.11 Governing Law

This Lease shall be governed, enforced and construed under the laws of the state in which the Premises are located (the “State”), without regard to any choice of law principles requiring the application of the law of another jurisdiction. Each party hereby submits to local jurisdiction in such State and agrees that any action by either party against the other shall be instituted in the State and that each of them shall have personal jurisdiction over the other for any action brought by either of them in the State.

32.12 Interpretation

This Lease has been negotiated at arms’ length between persons knowledgeable in business and real estate matters who have had the opportunity to confer with counsel in the negotiation hereof. Accordingly, any rule of law or legal decision that would require interpretation of this Lease against the party that drafted it is not applicable and is waived, and this Lease shall be given a fair and reasonable interpretation in accordance with the meaning of its terms. References in this Lease to articles, sections, paragraphs or exhibits pertain to articles, sections, paragraphs and exhibits of this Lease unless otherwise specified. The word “including” means “including, without limitation.” The word “or” means “and/or” unless the context clearly indicates an obligation to choose one of two or more alternatives. The word “person” includes legal entities as well as natural persons. The word “may” means “may, but shall not be required to.” Unless otherwise expressly specified in the applicable provisions, the phrase “at any time” means “at any time and from time to time.” The article, section and paragraph headings in this Lease are solely for convenience of reference and shall not constitute a part of this Lease, nor shall they affect the meaning, construction or effect hereof. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include the appropriate number and gender, as the context may require. Any reference to any specific statute, ordinance or other Law shall be deemed to include any amendments thereto, or any successor or similar Law addressing the same subject matter.

32.13 Representations and Warranties of Tenant

Tenant makes the following representations and warranties, each of which is material and is being relied upon by Landlord, is true in all respects as of the date of this Lease, and shall survive the expiration or termination of the Lease:

(a)	If Tenant is an entity, Tenant is duly organized, validly existing and in good standing under the Laws of the state in which it was organized, and is qualified to do business and in good standing in the State. The persons executing this Lease on behalf of Tenant have been duly authorized and directed to do so on behalf of Tenant and to bind Tenant without the necessity for consent or approval of any other person. Tenant has full power, capacity, authority and legal right to execute and deliver this Lease and to perform all of its obligations hereunder. This Lease is a legal, valid and binding obligation of Tenant, enforceable in accordance with its terms. The execution hereof or performance hereunder by Tenant does not and will not cause Tenant to be in default under any other agreement to which Tenant is a party.

(b)	Tenant has, and will have throughout the Term, the financial capacity to meet its obligations under this Lease as they come due, and all permits, authorizations and licenses which may be required by Law for the conduct of Tenant’s Permitted Use in the Premises. All financial statements and financial information furnished by Tenant to Landlord prior to the execution of this Lease fairly, accurately and completely reflect the financial condition of Tenant, and Tenant acknowledges that Landlord materially relied upon all such information in making its decision to enter into this Lease with Tenant. Tenant has not: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made any offer of settlement, extension or composition to its creditors generally.

32.14 Jury Trial Waiver

Landlord and Tenant agree not to seek, and each waives any right to, trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matter or claim arising out of or in any way relating to this Lease, the Project, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, any claim of injury or damage, or the enforcement of any remedy under any Law or any provisions of this Lease, irrespective of whether any such matter or claim is based in contract or in tort. Neither party shall seek to consolidate any such action in which the right to trial by jury has been waived with any other action in which such right has not been or cannot be waived, it being the intention of the parties that the jury trial waiver shall be subject to no exceptions. The parties agree that the foregoing constitutes a written consent to waiver of trial by jury pursuant to the provisions of California Code of Civil Procedure §631. Tenant hereby constitutes and appoints Landlord as Tenant’s true and lawful attorney-in-fact, which appointment is coupled with an interest, and hereby authorizes and empowers Landlord, in the name, place and stead of Tenant, to file this Lease with the clerk or judge of any court of competent jurisdiction as a statutory written consent to waiver of trial by jury. The provisions of this Section 32.14 shall survive the expiration or sooner termination of this Lease.

32.15 Recordation

Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant, by any Tenant Party, or by any other person except Landlord. Any such recording in violation of this Section 32.15 shall constitute a Default by Tenant. Within ten (10) days following any request by Landlord or any Superior Interest Holder, Tenant shall execute, acknowledge and deliver to Landlord a Memorandum of Lease (“Memorandum”) for recordation in such form as may be necessary to provide constructive notice of the Lease (including present words of leasing) and specifying the Lease Date, Commencement Date and Expiration Date, the names of the parties, a description of the Premises, and such other terms of the Lease as Landlord or the Superior Interest Holder deem necessary or desirable. Within ten (10) days following any request by Landlord, which request may be made at any time, Tenant shall execute, acknowledge and deliver to Landlord a quitclaim deed to the Premises, in such form and including such information as may be necessary to effectuate the transfer to Landlord of all Tenant’s interest in the Premises, and Landlord shall have the right to record such quitclaim deed at any time following expiration or termination of the Lease. Landlord’s right to request, and Tenant’s obligation to execute, any such quitclaim deed shall survive the expiration or termination of this Lease.

32.16 Severability

If any provision of this Lease is found to be unenforceable, the remainder of this Lease shall not be affected, and any provision found to be invalid shall be enforceable to the extent permitted by Law. The parties agree that if two different interpretations may be given to any provision hereunder, one of which will render the provision unenforceable, and one of which will render the provision enforceable, the interpretation rendering the provision enforceable shall be adopted.

32.17 Force Majeure

“Force Majeure Delay” means any delay in the timely performance of any obligation required under this Lease caused by (a) strike, lockout or other labor or industrial dispute or disturbance, civil commotion, act of a public enemy, war, riot, sabotage, blockade or embargo; (b) inability to secure building permits or other required approvals by any Governmental Authority despite diligent efforts to do so; (c) changes in Laws, or changes in the interpretation thereof by any Governmental Authority; (d) lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion or act of God; or (e) any other cause beyond the reasonable control of the party obligated to perform. To the extent any obligation required under this Lease cannot timely be performed because of any Force Majeure Delay, the time for performance of such obligation shall be extended by a period equal to the period of such Force Majeure Delay. Notwithstanding the foregoing, however, under no circumstances shall any Force Majeure Delay operate to (x) excuse or postpone any obligation of Tenant to timely pay Rent under this Lease; (y) postpone the Commencement Date or relieve Tenant of any liability or obligation under this Lease as a result of Tenant’s inability to qualify for or obtain any license, approval, conditional use permit, or other permission required by any Governmental Authority in order for Tenant to occupy or conduct any particular business in the Premises; or (z) excuse or postpone any obligation of Tenant, the non-performance of which would cause Landlord to be in breach of any obligation to any Superior Interest Holder.

32.18 Non-Disclosure

The terms of this Lease and the details of its negotiation constitute confidential information pertaining to the Project that is proprietary to Landlord. Tenant acknowledges that its disclosure of any of such information could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it shall keep (and shall cause its employees, agents, principals and all other Tenant Parties to keep) all such information confidential and shall not disclose all or any portion thereof to any person except: (a) as and to the extent required by Law; and (b) to bona fide prospective assignees or sublessees of Tenant, or to Tenant’s attorneys, tax and financial advisors, lenders and investors, to the extent such persons have a need to know and as necessary for the conduct of Tenant’s business, provided that such persons also first agree in writing to keep all such information confidential for the benefit of Landlord.

32.19 Acceptance; Counterparts

The submission of this Lease by Landlord to Tenant, or to its broker or other agent, does not constitute an offer from Landlord to Tenant for the lease of the Premises. Execution and delivery of this Lease by Tenant to Landlord shall, in consideration of the time and expense incurred by Landlord in reviewing the Lease and Tenant’s credit, constitute an offer by Tenant to lease the Premises upon the terms and conditions set forth herein (which offer to

Lease shall be irrevocable for twenty (20) business days following the date of delivery). This Lease shall only become effective and binding upon full execution hereof by Landlord and delivery of a signed copy to Tenant. This Lease may be executed in one or more counterparts, and each of which, so executed, shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have entered into this Lease as of the date first set forth above.

LANDLORD

Transamerica Realty Investment Properties, LLC,
a Delaware limited liability company

By: Thomas J. Schefter
Name: Thomas J. Schefter
Its: Senior Vice President

TENANT

Plumtree Software, Inc., a Delaware corporation
qualified to do business in California as
Delaware Plumtree Software, Inc.

By: Gary Klintworth
Name: Gary Klintwort
Its: Controller

By:
Name:
Its:

[NOTE: PLEASE PROVIDE
Tenant’s Federal Tax ID No.                                             ]

EXHIBIT A

FLOOR PLAN OF BUILDING

TO BE PROVIDED BY ASSET MANAGER

EXHIBIT B

TENANT IMPROVEMENT AGREEMENT

INTENTIONALLY OMITTED

EXHIBIT C

COMMENCEMENT DATE AGREEMENT

INTENTIONALLY OMITTED

EXHIBIT D

RULES AND REGULATIONS

1.	No sign, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building without the prior written consent of Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person approved by Landlord, using materials and in a style and format approved by Landlord.

2.	Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside the Premises. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, other than Building standard materials, without the prior written consent of Landlord.

3.	Tenant shall not obstruct any sidewalks, halls, passages, exits or entrances of the Building. The passages, exits, and entrances are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building and its tenants.

4.	The directory of the Building, if any, will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom.

5.	Landlord shall clean the Premises as provided in the Lease, and except upon the prior written consent of Landlord, no other person or persons shall be employed by Tenant or permitted to enter the Building for the purpose of cleaning any part thereof. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises.

6.	Landlord may impose a charge for any additional keys to the Premises. Tenant may not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door or window of its Premises. Tenant, upon termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to, or otherwise procured by Tenant, and, in the event of loss of any keys, shall pay Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

7.	No furniture, freight, or equipment of any kind shall be brought into the Building without prior Notice to Landlord and all moving of the same into or out of the Building shall be done at such time and in such manner as Landlord shall designate. Deliveries during normal office hours shall be limited to normal office supplies and other small items. No deliveries shall be made which impede or interfere with other tenants or the operation of the Building.

8.	Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except by a paste, or other material which may easily be removed with water, the use of cement or other similar adhesive materials being prohibited. The method of affixing any such linoleum, tile, carpet or other similar floor covering shall be subject to the approval of Landlord. The expense of repairing any damage resulting from a violation of this rule shall be borne by Tenant.

9.	Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects, if such objects are considered necessary by Tenant, as determined by Landlord, shall stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment which cause noise or vibration that may be transmitted to the structure of the Building or to any space outside the Premises to such a degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

10.	Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the

Project by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Premises any birds or animals.

11.	Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord except upon Landlord’s prior written approval.

12.	Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with all Laws, Rules and Requirements governing energy conservation. Tenant shall not adjust any controls other than room thermostats installed for Tenant’s use. Tenant shall keep corridor doors closed and shall close window coverings at the end of each business day.

13.	Landlord reserves the right from time to time, in Landlord’s sole discretion, exercisable without prior notice and without liability to Tenant, to: (a) name or change the name of the Building or Project; (b) change the address of the Building or Project, and/or (c) install, replace or change any signs in, on or about the Common Areas, the Building or Project.

14.	Landlord reserves the right to exclude from the Building between the hours of 6:00 p.m. and 7:00 a.m., or such other hours as may be established from time to time by Landlord, and on legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

15.	Tenant shall close and lock all doors of its Premises and entirely shut off all water faucets or other water apparatus, and, except with regard to Tenant’s computers and other equipment which reasonably require electricity on a 24-hour basis, all electricity, gas or air outlets before Tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

16.	The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substances of any kind whatsoever shall be thrown therein.

17.	Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets, or any other goods or merchandise to the general public in or on the Premises. Tenant shall not solicit business from other tenants in the Project. Tenant shall not use the Premises for any business or activity other than that specifically provided for in the Lease.

18.	Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

19.	Except as expressly permitted in the Lease, Tenant shall not mark, drive nails, screw or drill into the partitions, window mullions, woodwork, plaster or ceilings, or in any way deface the Premises or any part thereof, except to install normal wall hangings.

20.	Tenant shall not install, maintain or operate upon the Premises any vending machines without the prior written consent of Landlord, which shall not be unreasonably withheld. Notwithstanding anything to the contrary in the foregoing, Tenant may maintain vending machines in a location approved by Landlord for the sale to Tenant’s employees of pre-prepared and pre-packaged dry good, snacks, sandwiches and soft drinks to Tenant employees.

21.	Canvassing, soliciting and distribution of handbills or any other written material, and peddling in and around the Project or the Building are prohibited, and each tenant shall cooperate to prevent same.

22.	Landlord reserves the right to exclude or expel from the Project or the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Project.

23.	Tenant shall store all its trash and garbage within its Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions reasonably issued from time to time by Landlord.

24.	The Premises shall not be used for the storage of merchandise held for sale to the general public, or for lodging or for manufacturing of any kind. No cooking shall be done or permitted by Tenant on the Premises, except that Tenant shall be permitted to use a small microwave oven for heating foods, and small appliances for brewing coffee, tea, and similar beverages, provided that all such equipment and use is in accordance with all applicable Laws.

25.	Tenant shall not use in any space, or in the public halls of the Building, any hand trucks except those equipped with rubber tires and side guards, or such other material-handling equipment as Landlord may approve. Tenant shall not bring any vehicles of any kind into the Building.

26.	Tenant shall not use the name of the Project or Building in connection with, or in promoting or advertising, the business of Tenant, except for Tenant’s address.

27.	Tenant shall not overload the floor of the Premises. At no time during the Term shall Tenant have access to or be entitled to the use of any roof areas of the Project for any purpose, nor shall Tenant have any right to install, operate, maintain, modify or remove any antenna, satellite dish, or other telecommunications equipment anywhere in the Project.

28.	Tenant agrees that it shall comply with all fire, safety and security regulations that may be issued from time to time by Landlord, and Tenant also shall provide Landlord with the name of a designated responsible employee to represent Tenant in all matters pertaining to such regulations. Tenant shall cooperate fully with Landlord in all matters concerning fire and other emergency procedures.

29.	Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage. Such responsibility shall include keeping doors locked and other means of entry to the Premises closed.

30.	Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other such tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any and all of the tenants in the Building.

31.	These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Project or Building.

32.	Landlord reserves the right to make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety, security, care and cleanliness of the Project and/or Building and for the preservation of good order therein. Tenant shall abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

33.	Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees or guests.

EXHIBIT E

FORM OF ESTOPPEL CERTIFICATE

                (“Tenant”) certifies to           (along with its successors and assigns, “Lender” or “Purchaser”) that Tenant leases from            (“Landlord”) approximately            square feet of space (the “Premises”)            in pursuant to that certain Lease Agreement dated            by       and between Landlord and Tenant (with all exhibits, addenda and amendments thereto, the “Lease”), a true and correct copy of which is attached hereto as Exhibit A. Tenant certifies to Landlord and [Lender/Purchaser], that as of the date hereof:

34.	The Lease is in full force and effect and has not been modified, supplemented or amended.

35.	Tenant has accepted the Premises and is in actual occupancy thereof. Landlord has performed all obligations under the Lease to be performed by Landlord as a condition to such acceptance and occupancy, including, without limitation, completion of all Landlord’s Work required under the Lease and the payment of any required Allowance or other contributions therefor. Tenant is not entitled to any further payment or credit for tenant work.

36.	The initial term of the Lease commenced and shall expire . Tenant has the following rights to renew or extend the term of the Lease or to expand the Premises: .

37.	Tenant has not paid any rentals or other payments more than one (1) month in advance except as follows: .

38.	Base Rent payable under the Lease is currently . Base Rent and all Expense estimates have been paid in full through . There currently exist no claims, defenses, rights of set-off or abatement to or against the obligations of Tenant to pay Base Rent or Additional Rent or relating to any other term, covenant or condition under the Lease.

39.	There are no concessions, bonuses, Rent abatements, rebates or other matters affecting the payment of rent under the Lease except as follows: .

40.	No security or other deposit has been paid with respect to the Lease except as follows: .

41.	Landlord is not currently in default under the Lease and there are no events or conditions existing which, with the giving of notice or the lapse of time, or both, could constitute a default of the Landlord under the Lease or entitle Tenant to offsets or defenses against the prompt payment of rent except as follows: .

42.	Tenant is not in default under any of the terms and conditions of the Lease. nor is there now any fact or condition which, with the giving of notice or lapse of time or both, will become such a default.

43.	Tenant has not assigned, transferred, mortgaged or otherwise encumbered its interest under the lease, subleased all or any portion of the Premises, or permitted any person or entity to use the Premises except as follows: .

44.	Tenant has no rights of first refusal or options to purchase the property of which the Premises are a part.

45.	The Lease represents the entire agreement between the parties with respect to Tenant’s right to use and occupy the Premises.

46.	Tenant acknowledges that the parties to whom this certificate is addressed will be relying upon the accuracy of this certificate in connection with their acquisition and/or financing of the Premises.

IN WITNESS WHEREOF, Tenant has caused this certificate to be executed as of                     .

[TENANT SIGNATURE]

EXHIBIT F

505 SANSOME STREET ASBESTOS DISCLOSURE STATEMENT

Asbestos-containing materials (“ACM”) were first discovered in the building at 505 Sansome Street in San Francisco, California (the “Building”), as the result of bulk sampling and visual inspection activities conducted in October 1990 by Crawford/FPE Risk Control Services (Crawford/FPE), an independent industrial hygienist retained by Building management. In December 1990, a comprehensive asbestos survey of the Building was conducted by ACC Environmental Consultants (ACC), and in January 1999 such survey was confirmed by Hygienetics Environmental (Hygienetics), to determine all types and locations of ACM in the Building. ACC’s Asbestos Survey Report, as confirmed by Hygienetics’ survey, based on visual inspection and bulk sampling of suspected ACM, indicates that ACM is present in the Building floor tile adhesive, and sub-flooring adhesive throughout the Building. ACM is also present in the Building as floor tile of the following types: 12”x12” gray floor tile (10th floor), 9”x9” brown floor tile (11th and 12th floors), and 12”x12” brown floor tile (19th floor). These types of floor tiles were found and tested on the floors as shown in the above parentheses; however, the floor tile types described above should be treated as ACM wherever they are found in the Building. All adhesive materials found below floor finishes may contain asbestos and should be treated as ACM until you are notified otherwise. In addition, the cores of fire-rated doors may contain asbestos and should be treated as ACM until you are notified otherwise.

Because of the presence of ACM in the Building, Landlord has prepared an Asbestos Management Plan, which, among other things sets forth the responsibilities of Landlord, Landlord’s industrial hygienist, Building tenants, and contractors and workers performing work in or to areas of the Building where ACM is located.

UNDER THE ASBESTOS MANAGEMENT PLAN, EACH TENANT IN THE BUILDING, OR ANY PERSON (INCLUDING A CONTRACTOR) ACTING ON A TENANT’S BEHALF, IS REQUIRED:

(a)	To obtain WRITTEN PERMISSION from Landlord’s asbestos site manager (“ASM”) before the tenant, or any person acting on such tenant’s behalf, performs ANY construction, renovation, maintenance, repair, alteration, addition, modification, improvement, or like work in or to the Premises.

(b)	To obtain a WORK PERMIT from the ASM before the tenant, or any person acting on such tenant’s behalf, engages in (a) any work on the Building floors that involves disturbance of floor tiles or disturbance to the flooring material and underlying black mastic, (b) any other work which could disturb ACM in the Building, or (c) such other work as the ASM may designate from time to time. The work permit shall serve as that written permission required by paragraph (1), but only for work requiring a work permit.

(c)	When contacting the ASM to request permission to do the work, to describe the scope of the work, and the name of the contractor(s), if any, who will perform the work. The ASM shall then determine, based upon the nature and scope of the work described by the tenant, or a person acting on such tenant’s behalf, whether the work requires a work permit. In the case of all work requiring a work permit, the ASM shall also determine whether it is appropriate for the tenant or the tenant’s contractor(s) to perform the work.

(d)	To strictly comply with all work permit requirements and procedures supplied by the ASM as well as all directions given by the ASM.

(e)	To immediately report to the ASM any and all spills or other releases of ACM (including the presence of any debris which may contain asbestos) which the tenant, or any person acting on such tenant’s behalf, observes or suspects, so that Landlord can respond as appropriate.

Under no circumstances, shall any tenant, or any person acting on such tenant’s behalf, engage in work involving the disturbance (in any fashion) of any wall or floor in the Premises, including the removal of any item or fixture from any wall or floor in the Premises, until and unless written permission is obtained from the ASM.

No tenant, or any person acting on a tenant’s behalf, shall touch or disturb the ACM in the Building, including any debris suspected of containing asbestos, except as specifically authorized in writing by the ASM on a case-by-case basis.